Exhibit 4.93

Confidential

Dated 5 September 2017

ASTARTE INTERNATIONAL INC.
as Borrower

arranged by
AMSTERDAM TRADE BANK N.V.

with
AMSTERDAM TRADE BANK N.V.
as Agent

AMSTERDAM TRADE BANK N.V.
as Security Agent

and
TOP SHIPS INC.
as Guarantor

FACILITY AGREEMENT
for up to $23,500,000Loan Facility

Contents

Clause		Page

Section 1 - Interpretation		1
1	Definitions and interpretation	1
Section 2 - The Facility		24
2	The Facility	24
3	Purpose	24
4	Conditions of Utilisation	25
Section 3 - Utilisation		26
5	Utilisation	26
Section 4 - Repayment, Prepayment and Cancellation		27
6	Repayment	27
7	Illegality, prepayment and cancellation	28
8	Restrictions	31
Section 5 - Costs of Utilisation		34
9	Interest	34
10	Interest Periods	35
11	Changes to the calculation of interest	35
12	Fees	36
Section 6 - Additional Payment Obligations		38
13	Tax gross-up and indemnities	38
14	Increased Costs	42
15	Other indemnities	43
16	Mitigation by the Lenders	47
17	Costs and expenses	47
Section 7 - Guarantee		49
18	Guarantee and indemnity	49
Section 8 - Representations, Undertakings and Events of Default		52
19	Representations	52
20	Information undertakings	59
21	Financial covenants	62
22	General undertakings	63
23	Construction period	67
24	Dealings with Ship	68
25	Condition and operation of Ship	70
26	Insurance	73

27	Minimum security value	77
28	Chartering undertakings	80
29	Bank accounts	81
30	Business restrictions	82
31	Events of Default	85
Section 9 - Changes to Parties		90
32	Changes to the Lenders	90
33	Changes to the Obligors	93
Section 10 - - The Finance Parties		94
34	Roles of Agent. Security Agent and Arranger	94
35	Trust and security matters	105
36	Enforcement of Transaction Security	109
37	Application of proceeds	110
38	Conduct of business by the Finance Parties	113
39	Sharing among the Finance Parties	113
Section 11 - Administration		115
40	Payment mechanics	115
41	Set-off	118
42	Notices	119
43	Calculations and certificates	121
44	Partial invalidity	121
45	Remedies and waivers	121
46	Amendments and waivers	121
47	Confidential Information	126
48	Confidentiality of Funding Rates	128
49	Counterparts	129
50	Contractual recognition of bail-in	130
Section 12 - Governing Law and Enforcement.		131
51	Governing law	131
52	Enforcement	131
Schedule 1 The original parties		132
Schedule 2 Ship information		134
Schedule 3 Conditions precedent.		135
Schedule 4 Utilisation Request.		141
Schedule 5 Form of Transfer Certificate		142
Schedule 6 Form of Compliance Certificate Part A - Borrower		145
Part B - Guarantor		146

Schedule 7 Forms of Notifiable Debt Purchase Transaction Notice	147
Schedule 8 Semi-Annual Vessel Performance Report	149

THIS AGREEMENT is dated 5 September 2017 and made between:
(1)	ASTARTE INTERNATIONAL INC. (the Borrower);
(2)	TOP SHIPS INC. (the Guarantor);
(3)	AMSTERDAM TRADE BANK N.V. as mandated lead arranger (the Arranger);
(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);
(5)	AMSTERDAM TRADE BANK N.V. as agent of the other Finance Parties (the Agent); and
(6)	AMSTERDAM TRADE BANK N.V. as security trustee for the Finance Parties (the Security Agent).
IT IS AGREED as follows:
Section 1 - Interpretation
1.	Definitions and interpretation
1.1	Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Acceptable Bank means:
(a)
a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of “A-” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent and the Borrower.
Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 29 (Bank accounts).
Account Bank means, in relation to any Account, either the bank or financial institution specified as such in Schedule 1 (The original parties) or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.
Account Security means, in relation to an Account, a deed or other instrument executed by the Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.
Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.
Additional Minimum Value means, the amount in dollars which is at the relevant time, one hundred and sixty seven per cent (167%) of the Loan.
Additional Unacceptable Country means a country or territory listed in the Agent’s Unacceptable Countries List which is not considered a Restricted Person for the purposes of Sanctions.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents.
Agent’s Unacceptable Countries List means the list issued by the Agent named “Unacceptable Countries List” and notified to the Borrower on or prior to the date of this Agreement, as such list may be amended by the Agent and notified to the Borrower from time to time.
Approved Valuers means any of Clarksons Valuations Limited, Braemar ACM Valuations Limited, Arrow Research Ltd., Simpson, Spence & Young Valuation Services Ltd. and Fearnleys Shipbrokers A/S or any other independent firm of shipbrokers approved by the Agent, as may be withdrawn or reinstated in accordance with clause 27.9 (Approval of Valuers).
Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another firm proposed by the Borrower and approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.
Available Commitment means a Lender’s Commitment minus the amount of its participation in the Loan.
Available Facility means the aggregate for the time being of all the Lenders’ Available Commitments.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In legislation means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Balloon Instalment shall have the meaning ascribed to it in clause 6.2(b).
Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.
Basel II Regulation means:
(a)
any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:
(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re- enacts a Basel II Regulation.
Borrower Affiliate means the Guarantor, each of its Affiliates, any trust of which the Guarantor or any of its Affiliates is a trustee, any partnership of which the Guarantor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Guarantor or any of its Affiliates.
Break Costs means the amount (if any) by which:
(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the relevant principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Builder means the person specified as such in Schedule 2 (Ship information).
Building Contract means the shipbuilding contract specified in Schedule 2 (Ship information) between the Builder and the Borrower relating to the construction of the Ship.
Building Contract Documents means the Building Contract and any other guarantee or security given to any person for the Builder’s obligations under the Building Contract.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and New York.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

Charter means the charter commitment details of which are provided in Schedule 2 (Ship information).
Charter Assignment means, in relation to any Charter Documents, an assignment by the Borrower of its interest in such Charter Documents in favour of the Security Agent in the agreed form.
Charter Documents means the Charter, any documents supplementing it and any guarantee  or security given by any person to the Borrower for the Charterer’s obligations under it.
Charterer means the entity details of which are provided in Schedule 2 (Ship information.)
Classification means the classification specified in Schedule 2 (Ship information) with the Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the Borrower.
Classification Society means the classification society specified in Schedule 2 (Ship information) or another classification society approved by the Majority Lenders as its Classification Society, at the request of the Borrower.
Code means the US Internal Revenue Code of 1986.
Commitment means:
(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement, to the extent not cancelled, reduced or assigned by it under this Agreement.
Compliance Certificate means in respect of the Borrower and the Guarantor a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) applicable to the relevant Party (Form of Compliance Certificate) or otherwise approved.
Confidential Information means all information relating to an Obligor (other than the Charterer), the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 47 (Confidential Information); or
(B)	is identified in writing or orally if given orally at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Agent.
Constitutional Documents means, in respect of an Obligor (other than the Charterer), such Obligor’s articles of incorporation, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Contract Price means the price of the Ship payable under the Building Contract.
CRO IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
CSM means Central Shipping Monaco S.A.M. of Les Orchidees, 16 rue R.P. Louis Frolla, 98000 Monaco, registered with the Register of Commerce and Industry under number 11 S 05588.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Default means an Event of Default or any event or circumstance specified in clause 31 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Defaulting Lender means any Lender (other than a Lender which is a Borrower Affiliate):
(a)
which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and,
payment is made within five Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent under the terms of the Finance Documents.
Delivery means the delivery and acceptance of the Ship by the Borrower under the Building Contract.
Delivery Date means the date on which Delivery occurs.
Delivery Instalment means the instalment of the Contract Price falling due on Delivery.
Disclosed Persons means the person or persons disclosed to the Agent in writing pursuant to paragraph 7 of Part 1 of Schedule 3.
Disruption Event means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technicalor systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents: or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Earnings means, in relation to the Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Ship, including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Borrower Affiliate or an Obligor or another Group Member.

Environmental Claims means:
(a)	enforcement, clean-up, removal or other governmental or regulator y action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:
(a)
any Fleet Vessel or its owner, operator or manager is liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel is arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Event of Default means any event or circumstance specified as such in clause 31 (Events of Default).
Existing Agreement means the loan agreement dated 5 September 2017 made between (among others) the Borrower as borrower, the banks and financial institutions set out therein as lenders and Amsterdam Trade Bank N.V. as agent and security agent, in respect of a $8,993,100 facility.
Existing Agreement Events means each one of the events described in clauses 7.1 (Illegality), 7.7 (Mandatory Pre-Delivery cancellation) (excluding the events set out in clause 7.7(vi) of the Existing Agreement, in the event that the Borrower has made the prepayment required under such clause 7.7 (Mandatory Pre-Delivery cancellation)) and 31 (Events of Default) of the Existing Agreement.
Existing Indebtedness means, at any relevant time, all amounts of principal, interest and all other amounts outstanding and owing by the Borrower under the Existing Agreement.
Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Office means:
(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date. by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
FATCA means :
(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:
(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)
in relation to a “withholdable payment” described in section 1473 (1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter or letters dated on the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in clause 12 (Fees) and includes any agreement setting out any fees payable to a Finance Party under any other Finance Document.
Final Repayment Date means, subject to clause 40.8 (Business Days), the earlier of:
(a)	30 September 2023; and
(b)	the date falling sixty Months after the Utilisation Date.
Finance Documents means this Agreement, any Fee Letter, the Security Documents and any other document designated as such by the Agent and the Borrower.
Finance Party means the Agent, the Security Agent, the Arranger or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised under any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument:
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition u n der GAAP);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)
in respect of the Borrower only, any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
Financial Year means the annual accounting period of the Borrower or, as the context may require, the Guarantor ending on the Accounting Reference Date in each year.
First Repayment Date means, subject to clause 40.8 (Business Days), the date falling three Months after the Utilisation Date.
Flag State means the country specified in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the “Flag State” for the purposes of the Finance Documents.
Fleet Vessel means the Ship and any other vessel owned by any Group Member.
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 11.3 (Cost of funds).
GAAP means general accounting principles and standards as applying in the United States of America from time to time.
General Assignment means a first assignment of, and/or (as the case may be) a first deed of covenant in relation to, its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the Borrower in favour of the Security Agent in the agreed form.
Group means the Guarantor and its Subsidiaries for the time being and, for the purposes of clause 20.3 (Financial statements) and clause 21 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.
Group Member means any Obligor (other than CSM to the extent it is not part of the Group) and any other entity which is part of the Group.

Guarantor means the company described as such in Schedule 1 (The original parties).
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
Impaired Agent means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of “Defaulting Lender”; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent; unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).
Indemnified Person means:
(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.
Insolvency Event in relation to an entity means that the entity:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Insurance Notice means a notice of assignment in the form scheduled to the General Assignment or in another approved form.
Insurances means, in relation to the Ship:
(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of the Ship’s owner or the joint names of its owner and any other person in respect of or in connection with the Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).
Interbank Market means the London interbank market.
Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11:00 a.m. on the relevant Quotation Day.
Last Availability Date means 30 September 2018 (or such later date as may be approved by the Lenders).
Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).
Legal Reservations means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
Lender means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 32 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:
(a)	the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or
(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Loss Payable Clauses means the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the General Assignment or in another approved form.
Major Casualty means any casualty to the Ship for which the total insurance claim, inclusive of any deductible, exceeds or is reasonably expected to exceed the Major Casualty Amount.

Major Casualty Amount means the amount specified as such in Schedule 2 (Ship information) or the equivalent in any other currency.
Majority Lenders means a lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction).
Manager’s Undertaking means an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 24.4 (Manager).
Margin means four per cent (4%) per annum .
Material Adverse Effect means, in the reasonable opinion of the Major it y Lenders, a material adverse effect on:
(a)	the business or financial condition of an Obligor (other than CSM);
(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or
(c)
the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means at any time, the amount in dollars which is:
(a)	for the period commencing on the Utilisation Date and ending on the date falling twelve Months thereafter (the First Anniversary), 115% of the Loan;
(b)	for the period commencing on the first day falling after the First Anniversary and ending on the date falling twelve Months thereafter (the Second Anniversary), 120% of the loan;
(c)	for the period commencing on the first day falling after the Second Anniversary and ending on the date falling twelve Months thereafter (the Third Anniversary), 125% of the Loan; and
(d)	from the period commencing on the first day falling after the Third Anniversary and ending on the last day of the Facility Period and as long as the Ship is subject to a Mortgage, 140% of the Loan.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Mortgage means a first preferred or (as the case may be) a first priority mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent and/or the Finance Parties.

Mortgage Period means the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, the Total Loss Date.
New Lender has the meaning given to that term in clause 32 (Changes to the Lenders).
Notifiable Debt Purchase Transaction has the meaning given to that term in clause 46.9 (Disenfranchisement of Borrower Affiliates).
Obligors means the parties to the Finance· Documents (other than the Finance Parties) and
Obligor means any one of them.
Operating Account means any Account designated as an “Operating Account” under  clause 29 (Bank accounts).
Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party).
Original Security Documents means:
(a)	the Mortgage;
(b)	the General Assignment;
(c)	the Share Security;
(d)	the Charter Assignment;
(e)	the Account Security in relation to the Operating Account; and
(f)	any Manager’s Undertaking if required under clause 24.4 (Manager).
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic  and Monetary Union.
Party means a party to this Agreement.
Permitted Maritime Liens means, in relation to the Ship:
(a)	any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;
(b)	any lien on the Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;
(c)	any lien on the Ship for salvage or general average; and
(d)
any other lien on the Ship arising by operation of law for claims incurred in the ordinary course of the operation, repair or maintenance of the Ship and which are outstanding for not longer than thirty (30) days or for an aggregate amount not exceeding the Major Casualty Amount.

Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:
(a)	granted by the Finance Documents; or
(b)	a Permitted Maritime Lien; or
(c)	approved by the Majority Lenders.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Quasi-Security has the meaning given to that term in clause 30.2 (General negative pledge).
Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would norm ally be given on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws of its Flag State.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Jurisdiction means, in relation to an Obligor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repayment Date means:
(a)	the First Repayment Date;
(b)	each of the dates falling at intervals of three Months thereafter up to but not including the Final Repayment Date; and
(c)	the Final Repayment Date.
Repeating Representations means each of the representations set out in clauses 19.1 (Status) to clause 19.10 (Centre of main interests and establishments).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
Restricted Person means a person that:
(a)	is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person) or otherwise a target of Sanctions;
(b)
is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of or, such country or territory which is, or whose government is, subject to Sanctions broadly prohibiting dealings with such government, country or territory;

(c)	is directly or indirectly owned by or controlled by a person referred to in (a) and/or (b) above; or
(d)	owns or controls a person referred to in (a) and/or (b) above.
Sanctions means any economic sanctions laws, sanctions regulations, embargoes or restrictive measures administered enacted or enforced by:
(a)	the United States of America;
(b)	the United Nations Security Council;
(c)	the United Kingdom;
(d)	the European Union or any of its member states;
(e)	Monaco;
(f)	any country to which any Obligor or any Affiliate of any of them is bound; or
(g)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT) and Service d’Information et de Controle sur les Circuits Financiers (together Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate with the agreement of the Borrower and the Lenders.
Secured Liabilities means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents.

Secured Obligations means all the Secured Liabilities and all other indebtedness and obligations at any time due, owing or incurred by each Obligor to any Finance Party under the Finance Documents.
Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 35.8 (Additional trustees)).
Security Documents means:
(a)	the Original Security Documents; and
(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Property means:
(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)
all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties .

Security Value means, at any time until the Ship has become a Total Loss, the amount in dollars which, at that time, is the aggregate of (a) the value of the Ship (or, if less, the maximum amount capable of being secured by the Mortgage) and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 27 (Minimum security value)), in each case as most recently determined in accordance with this Agreement.
Share Security means the document constituting a first Security Interest executed by the Guarantor in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.
Ship means the ship (to be built by the Builder at the Shipyard under the Building Contract) described in Schedule 2 (Ship information).
Ship Representations means each of the representations and warranties set out in clauses 19.33 (Ship status) and 19.34 (Ship’s employment).
Shipyard means Hyundai-Vinashin Shipyard Co., Ltd. of 01 My Giang, Minh Hoa District, Khanh Hoa Province, Vietnam.
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Subsequent Charter means any charter commitment which is approved pursuant to clause 24.8(a) and required to be subject to a Security Interest pursuant to clause 24.8(b) and which in any case is in all respects acceptable to the Agent in its reasonable opinion.

Subsidiary of a person means any other person:
(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent, and a person is a “wholly-owned Subsidiary” of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Total Commitments means the aggregate of the Commitments, being $23,500,000 at the date of this Agreement.
Total Loss means, in relation to the Ship, its:
(a)	actual, constructive, compromised or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days or in the case of piracy for more than 180 days.
Total Loss Date means, in relation to the Total Loss:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Ship was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the Ship is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Ship’s insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)
in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened or in the case of piracy, the date falling 180 days after the date it happened.

Total Loss Repayment Date means, where the Ship has become a Total Loss after Delivery, the earlier of:
(a)	the date 180 days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transaction Document means:
(a)	each of the Finance Documents;
(b)	each Building Contract Document; and
(c)	each Charter Document.
Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Unpaid Sum means any sum due and payable but unpaid by an Obliger under the Finance Documents.
US means the United States of America.
US Tax Obliger means:
(a)	a Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
Utilisation means the making of the Loan.
Utilisation Date means the date on which the Utilisation is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
VAT means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)
any other tax of a similar nature, whether imposed in a member state of the European Union or Monaco in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Write-down and Conversion Powers means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation .
1.2	Construction
(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally ;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day are to London time;
(v)	any person includes its successors in title, permitted assignees or transferees;
(vi)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(vii)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(viii)	assets includes present and future properties, revenues and rights of every description;
(ix)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(x)	control of an entity means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; or
(B)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;
(xi)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xii)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(xiii)	a government entity means any government, state or agency of a state;
(xiv)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xv)
a guarantee means (other than in clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xvi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xvii)	an obligation means any duty, obligation or liability of any kind;
(xviii)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);
(xix)	pay or repay in clause 30 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xx)
a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xxi)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, one with which a person habitually complies) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to that Lender;

(xxii)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxiii)	trustee , fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxiv)
(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxv)	a provision of law is a reference to that provision as amended or re-enacted.
(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default is continuing if it has not been remedied or waived.
1.3	Currency symbols and definitions
$, USO and dollars denote the lawful currency of the United States of America.

1.4	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties ) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents
Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.
1.6	Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 - The Facility
2.	The Facility
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	(c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Reduction of Commitments on Utilisation Date
(a)
On the Utilisation Date, the Total Commitments shall be reduced if and to the extent necessary to ensure that the Total Commitments do not exceed the amount in dollars which is equal to 72.5% of the market value of the Ship, as determined in accordance with the valuations obtained under Part 3 of Schedule 3 (Conditions precedent on Delivery).

(b)	Any reduction under paragraph (a) above shall be applied in reducing the Commitments of the Lenders rateably.
3.	Purpose
3.1	Purpose
The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.
3.2	Use of Commitment
The Commitment shall be made available solely for the purpose of assisting the Borrower to refinance in full the Existing Indebtedness and, as to the balance, to finance part of the Delivery Instalment by paying the same to the Builder or (as the context may require) if and to the extent that the Borrower has already paid any such part of the Delivery Instalment to the Builder when the same was due, to reimburse the Borrower for such payment.
3.3	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation
4.1	Initial conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to the Utilisation if on or before the Utilisation Date, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.
4.2	Conditions precedent on Delivery
The Commitments may only be borrowed under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent on Delivery) in form and substance satisfactory to the Agent.
4.3	Notice of satisfaction of conditions
The Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.4	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 19 (Representations) (except the Ship Representations) are true; and
(c)	where the proposed Utilisation Date is to be the first day of the Mortgage Period, the Ship Representations are true on the proposed Utilisation Date.
4.5	Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3 - Utilisation
5.	Utilisation
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. two Business Days before the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(b)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;
(i)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(ii)	the proposed Interest Period complies with clause 10 (Interest Periods); and
(iii)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
(c)	Only one Utilisation Request may be made.
(d)	The Commitment may be borrowed in a single Utilisation.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	Only one Utilisation Request may be made.
(c)	The amount of the proposed Utilisation must not exceed the amount of the Total Commitments.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met. each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by 11:00 a.m. on the relevant Quotation Day.
(d)
The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Borrower or for its account or the Builder, in each case in accordance with the instructions contained in the Utilisation Request.

Section 4 - Repayment, Prepayment and Cancellation
6.	Repayment
6.1	Repayment
The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Facility).
6.2	Scheduled repayment of Facility
(a)	To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by the amount specified below (as revised by clause 6.3 (Adjustment of scheduled repayments)):
Repayment Date	Amount $
First	325,000
Second	325,000
Third	325,000
Fourth	325,000
Fifth	325,000
Sixth	325,000
Seventh	325,000
Eighth	325,000
Ninth	325,000
Tenth	325,000
Eleventh	325,000
Twelfth	325,000
Thirteenth	325,000
Fourteenth	325,000
Fifteenth	325,000
Sixteenth	325,000
Seventeenth	325,000
Eighteenth	325,000
Nineteenth	325,000
Twentieth	17,325,000
TOTAL	23,500,000

(b)	The twentieth instalment referred to above , comprises two parts, a repayment instalment in the amount of $325,000 and a balloon instalment in the amount of $17,000,000 (the Balloon Instalment).
(c)	On the Final Repayment Date (without prejudice to any other provision of this Agreement) , the Loan shall be repaid in full.

6.3	Adjustment of scheduled repayments
If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date then the amount of the instalment by which the Loan shall be repaid under clause 6.2 (Schedule repayment of facility) on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such re duction in the Total Commitments and/or prepayment of the Loan (except in the case of a prepayment under clause 7.4 (Voluntary prepayment) which shall be applied first towards any prepayment required under clause 7.2 (Additional Minimum Value prepayment) and secondly (as to any balance after any such prepayment) towards reducing the instalments by which the Loan shall be repaid under clause 6.2 (Schedule repayment of facility) (including the Balloon Instalment) pro rata to such prepayment of the Loan).
7.	Illegality, prepayment and cancellation
7.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain Its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)
to the extent that the Lender’s participation has not been assigned pursuant to clause 7.7 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Additional Minimum Value prepayment
(a)	Subject to paragraph (b) below:
(i)
if on a Repayment Date the Security Value is equal to or less than the Additional Minimum Value, any money which is at that Repayment Date (but after payment of the relevant repayment instalment payable under clause 6.2 (Scheduled repayment of Facility) together with interest due on such Repayment Date and any other amounts owed to the Lenders under the Finance Documents at that time) in excess of the Minimum Liquidity required under clause 21.5 (Minimum Liquidity) together with an amount equal to $300,000 standing to the credit of the Operating Account at that time, shall be applied by the Agent on such Repayment Date (and the Borrower instructs hereunder the Agent to make such application) in or towards reduction of the Balloon Instalment; or

(ii)
if at any relevant time, the Security Value is greater than the Additional Minimum Value and payment of any dividend is to be made under clause 30.13 (Distributions and other payments) at the time, the Borrower shall make a prepayment of the Loan on a Repayment Date immediately before the payment of such dividend in an amount equal to the amount of such dividend. Such prepayment shall be applied in reduction of the Balloon Instalment.

(b)
Any prepayment of the Loan under paragraph (a) above shall be made in a minimum amount of $10,000 and a multiple of $10,000 and the aggregate amount of any such prepayments throughout the Facility Period shall not exceed $1,300,000.

7.3	Voluntary cancellation
The Borrower may, if it gives the Agent not less than 15 Business Days’ ( or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000 or a multiple of $500,000) of the Available Facility. Any cancellation under this clause 7.3 shall reduce the Commitments of the Lenders rateably.
7.4	Voluntary prepayment
The Borrower may, if it gives the Agent not less than 15 Business Days’ ( or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 or a multiple of $500,000), on the last day of an Interest Period in respect of the amount to be prepaid.
7.5	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 13.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it.

7.6	Right of cancellation in relation to a Defaulting Lender
(a)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent 15 Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)
On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.7	Replacement of Lender
(a)	If:
(i)	the Borrower becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender; or
(ii)	any of the circumstances set out in paragraph (a) of clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender,

the Borrower may, on 15 Business Days’ prior notice to the Agent and such Lender, replace that Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which such Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 32 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:
(A)	the outstanding principal amount of such Lender’s participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)
the Break Costs which would have been payable to such Lender pursuant to clause 11.5 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.
(b)	The replacement of a Lender pursuant to this clause 7.7 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in no event shall the Lender replaced under this clause 7.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)
the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

(c)
A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.8	Total Loss
On the Total Loss Repayment Date:
(a)	the Total Commitments will be reduced to zero; and
(b)	the Borrower shall prepay the Loan.
7.9	Mandatory cancellation
(a)	If, at any time:
(i)	the Charter is novated or assigned by the Borrower;
(ii)	the Charter is for any reason and by any method cancelled, terminated or rescinded or is not, or ceases to be, legal, valid, binding and enforceable obligations of the Charterer or the Borrower or it is or it becomes unlawful for either the Charterer or the Borrower to perform its respective obligations under it; or
(iii)	a competent court or arbitration panel decides that the Charter has been validly cancelled, terminated or rescinded; or
(iv)	the Charter is varied in a way prohibited by any Finance Document; or
(v)	the Charterer becomes subject to any of the events or circumstances described in clause 31.9 (Insolvency) or clause 31.10 (Insolvency proceedings), then:
(A)
the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date 15 days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments; and

(B)	the Borrower shall on the date any such event occurs prepay the Loan in full.
7.10	Automatic cancellation
Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.
8.	Restrictions
8.1	Notices of cancellation and prepayment
Any notice of cancellation or prepayment given by any Party under clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
8.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if payment is not made on the last day of an Interest Period), without premium or penalty.
8.3	No reborrowing
The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.
8.4	Prepayment in accordance with Agreement
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
8.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
8.6	Agent’s receipt of notices
If the Agent receives a notice under clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.7	Effect of repayment and prepayment on Commitments
If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.
8.8	Application of cancellations
If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.
8.9	Application of prepayments
(a)
Any prepayment required as a result of a cancellation in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender’s participation in the Loan.

(b)	Any other prepayment shall be applied pro rata to each Lender’s participation in the Loan.
8.10	Removal of Lender from security
Upon cancellation and prepayment in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender), that Lender and the other Parties must promptly take (and the Borrower shall ensure that any other relevant Obliger promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders.
8.11	Prepayment fee
The Borrower shall, in addition to any other payment that needs to be made under this Agreement, pay to the Agent (for the account of the Lenders):
(a)	subject to paragraph (b) below, a fee:
(i)
if a prepayment of the Loan is to be made at any time during the period commencing on the Utilisation Date and ending on the date falling twenty four months thereafter (the Second Anniversary), in an amount in dollars equal to two per cent (2%) of the amount of the Loan to be so prepaid;

(ii)
if a prepayment of the Loan is to be made at any time during the period commencing on the date after the Second Anniversary and ending on the date falling twelve months after the Second Anniversary (the Third Anniversary), in an amount in dollars equal to one per cent (1%) of the amount of the Loan to be so prepaid; and

(iii)
if a prepayment of the Loan is to be made at any time during the period commencing on the date after the Third Anniversary and ending on the date falling twelve months after the Third Anniversary (the Fourth Anniversary), in an amount in dollars equal to zero point five per cent (0.5%) of the amount of the Loan to be so prepaid.

If a prepayment of the Loan is to be made at any time after the Fourth Anniversary, no prepayment fee under this clause 8.11 shall be payable; and

(b)	no prepayment fee shall be payable under this clause 8.11 if the Loan is prepaid in full:
(i)	as a result of it being refinanced by Amsterdam Trade Bank N.V. or any of its Affiliates or any syndicate of banks including Amsterdam Trade Bank N.V.; or
(ii)	pursuant to clause 7.1 (Illegality); or
(iii)	pursuant to clause 7.2 (Additional Minimum Value prepayment ); or
(iv)	pursuant to clause 7.4 (Voluntary prepayment) if such voluntary prepayment is made in case no agreement is reached between the Agent and the Borrower under clause 11.3 (Cost of funds); or
(v)	pursuant to clause 7.8 (Total Loss); or
(vi)	pursuant to clause 7.5 (Right of cancellation and prepayment in relation to a single Lender).
The Borrower acknowledges that the prepayment fee referred to in this clause 8.11 represents a genuine pre-estimate of the loss the Lenders shall suffer in such circumstances.

Section 5 - Costs of Utilisation
9.	Interest
9.1	Calculation of interest
The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR for the relevant Interest Period.
9.2	Payment of interest
The Borrower shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period.
9.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph(c) below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(c)
If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)
Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan (or any relevant part of it).

10.	Interest Periods
10.1	Interest Periods
(a)	The first Interest Period for the Loan shall have a duration of three months. Each subsequent Interest Period for the Loan shall also have a duration of three months.
(b)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.
(c)	No Interest Period shall extend beyond the Final Repayment Date.
10.2	Interest Periods overrunning Repayment Dates
If an Interest Period would overrun any later Repayment Date, the Loan shall be divided into parts corresponding to the amounts by which the Loan is scheduled to be repaid under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loan (which shall have an Interest Period of three months).
10.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.	Changes to the calculation of interest
11.1	Unavailability of Screen Rate
(a)	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)	If no Screen Rate is available for LIBOR for:
(i)	dollars; or
(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate, there shall be no LIBOR for that Interest Period and clause 11.3 (Cost of funds) shall apply for that Interest Period.
11.2	Market disruption
If before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 51 per cent. of the Loan) that the cost to it of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select would be in excess of LIBOR then clause 11.3 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.
11.3	Cost of funds
(a)	If this clause 11.3 applies, the rate of interest on each Lender’s share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select.

(b)
If this clause 11.3 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall. with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)	If this clause 11.3 applies pursuant to clause 11.2 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.
11.4	Notification to Borrower
If clause 11.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower and provide to the Borrower evidence of the cost in relation to a Lender of funding its participation in the Loan or relevant part of it for the purpose of determining the rate of interest under clause 11.3 (d) (such evidence to not be contested by the Borrower).
11.5	Break Costs
(a)
The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

12.	Fees
12.1	Commitment commission
(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 2% per annum on that Lender’s Available Commitment calculated from the date of this Agreement (the start date).

(b)
The Borrower shall pay the accrued commitment commission on the last day of the period of three Months commencing on the start date, on the last day of each successive period of three Months, on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee
The Borrower shall pay to the Agent (for the account of the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

Section6 - Additional Payment Obligations
13.	Tax gross-up and indemnities
13.1	Definitions
(a)	In this Agreement:
Protected Party means a Finance Party or, in relation to clause 15.4 (Indemnity concerning security) and clause 15.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction .
(b)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity
(a)
Each Obligor who is a Party shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 13.2 (Tax gross- up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Agent.
13.4	Indemnities on after Tax basis
(a)
If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)
For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.5	Stamp taxes
The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.6	Value added tax
(a)
All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this clause 13.6 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or
(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.8	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14.	Increased Costs
14.1	Increased costs
(a)
Subject to clause 14.3 (Exceptions), the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)
arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent and/or the Borrower through the Agent, provide a certificate confirming the amount of its Increased Costs and the basis of calculation of such amount.

14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obliger;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)
compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied);

(iv)	compensated for by the payment to a Lender under clause 15.10 (Mandatory Cost); and
(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15.	Other indemnities
15.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obliger; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obliger shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities
The Borrower shall, within five Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;
(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 39 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Agent and the Security Agent
The Borrower shall promptly indemnify the Agent and the Security Agent against:
(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)
any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents. and

(b)
any and all Losses (including. without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 40.11 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents.

15.4	Indemnity concerning security
(a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)	any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)
(in the case of the Security Agent and/or any other Finance Party, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.5	Continuation of indemnities
The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.
15.6	Third Parties Act
(a)
Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:
(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:
(A)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and
(C)
if the Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A) above.

15.7	Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).
15.8	Exclusion of liability
Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 15.8 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
15.9	Sanctions
(a)
Each Obligor shall, within five Business Days of demand by a Finance Party, indemnify such Finance Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or the relevant Finance Party as a result of conduct of any Obligor or any of its partners, directors, officers, employees, agents or advisors, that violates any applicable Sanctions.

(b)	The indemnity in clause 15.9(a) shall cover any Losses incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to any applicable Sanctions.
15.10	Mandatory Cost
The Borrower shall, within five Business Days of demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which such Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:
(a)
in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.
16.	Mitigation by the Lenders
16.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities), clause 14 (Increased costs) or clause 15.10 (Mandatory Cost) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.	Costs and expenses
17.1	Transaction expenses
The Borrower shall, promptly on demand, pay the Agent, the Security Agent and the Arranger the amount of all reasonable and documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:
(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 27 (Minimum security value); or
(c)	any Security Interest expressed or intended to be granted by a Finance Document.
17.2	Amendment costs
If:
(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to clause 40.10 (Change of currency), the Borrower shall, within five days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable and documented costs and expenses (including all reasonable and documented fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that requestor requirement.
17.3	Enforcement, preservation and other costs
The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with:
(a)
the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 27 (Minimum security value); or
(c)
any inspection carried out under clause 25.9 (Inspection and notice of dry-docking) or any survey carried out under clause 25.17 (Survey report) at the times provided under that clause that the relevant costs must be borne by the Borrower.

Section 7 - Guarantee
18.	Guarantee and indemnity
18.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor (other than the Charterer or CSM) does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor (other than the Charterer or CSM) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount the Guarantor would have had to pay under this clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor (other than the Charterer or CSM) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
18.4	Waiver of defences
The obligations of the Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
18.5	Guarantor intent
Without prejudice to the generality of clause 18.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.
18.6	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.7	Appropriations
Until all amounts which may be or become payable by the Obligors (other than the Charterer or CSM) under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 18.
18.8	Deferral of Guarantor’s rights
(a)
Until all amounts which may be or become payable by the Obligors (other than the Charterer or CSM) under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this clause 18;

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obliger in competition with any Finance Party.
(b)
If the Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 40 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Section 8 - Representations, Undertakings and Events of Default
19.	Representations
Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 19 to each Finance Party at the times specified in clause 19.38 (Times when representations are made).
19.1	Status
(a)	Each Obligor is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)	Each Obligor has power and authority to own its assets and to carry on its business as it is now being conducted within the scope of its purpose.
(c)
More specifically, CSM has remained at all times in compliance with the terms of the Monaco Law No. 767 of July 8, 1964 concerning the cancellation of authorisations to incorporate limited liability companies, which entails it has not:

(i)	without legitimate cause, remained with no true activity, in conformity with its “statuts” for more than two years;
(ii)	remained without due installation and personnel enabling the normal conduct of its business as authorised by the government of the Principality of Monaco;
(iii)	conducted an activity not in conformity with its “statuts”; or
(iv)	in any manner or for any reason, allowed non declared or non authorised activities to be undertaken or domiciled in its premises knowingly tolerated such, and has received no notice, whether formal or informal, of possible steps towards such cancellation.
19.2	Binding obligations
Subject to the Legal Reservations:
(a)
the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

19.3	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor; or
(c)	any agreement or other instrument binding upon any Obligor or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest or under a Security Document) on any Obligor’s assets, rights or revenues.
19.4	Power and authority
(a)
Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary actions to authorise its entry into, performance and delivery of, and compliance with, each Transaction Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)
No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.

19.5	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated in the Security Documents, have been obtained or effected or (as the case may be) will be obtained or effected when required and are or (as the case may be) will be when required in full force and effect except any Authorisation or filing referred to in clause 19.13 (No filing or stamp taxes). which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

19.6	Governing law and enforcement
(a)	The choice of governing law of any Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.
(b)
Any judgment obtained in relation to any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in the relevant Obligor’s Relevant Jurisdictions.

19.7	No misleading information
(a)
Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)
Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)
The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)
No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)
For the purposes of this clause 19.7, Information Package means any information provided by any Obligor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them.

19.8	Pari passu ranking
Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
19.9	Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent):
(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.
19.10	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation,) its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece or (in the case of CSM only) Monaco and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
19.11	Ownership of Charged Property
Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.
19.12	No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 31.10 (Insolvency proceedings) or creditors’ process described in clause 31.11 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 31.9 (Insolvency) applies to any Obligor.
19.13	No filing or stamp taxes
Under the laws of each Obliger’s Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except registration of the Mortgage with the relevant Registry and any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.
19.14	Deduction of Tax
No Obliger (other than the Charterer and CSM) is required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Transaction Document.
19.15	Tax compliance
(a)
No Obligor (other than the Charterer and CSM) is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax exceeding $500,000 (or its equivalent in any other currency).

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obliger (other than the Charterer or CSM) with respect to Taxes such that a liability of, or claim against, any Obliger (other than the Charterer or CSM) is reasonably likely to arise for an amount for which adequate reserves have not been provided and which are reasonably expected to have a Material Adverse Effect.

(c)	Each Obliger is resident for Tax purposes only in its Original Jurisdiction.
19.16	Other Tax matters
The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party having or being deemed to have a place of business in any Relevant Jurisdiction of any Obliger.
19.17	Pension exposure
No Obligor (other than CSM) is, or may be, liable to contribute funds to any form of pension scheme or similar arrangement except as required under applicable law or regulation (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
19.18	No Default
(a)	No Default is continuing or is reasonably expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obliger or to which any Obliger’s assets are subject which is likely to have a Material Adverse Effect.

19.19	No proceedings
(a)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.
(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

19.20	No breach of laws
(a)	No Obligor or other Group Member has breached any law or regulation.
(b)
No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which is reasonably expected to have a Material Adverse Effect.

19.21	Environmental matters
(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated.
(b)	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.
(c)
No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is threatened or pending against any Obligor or other Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or is reasonably expected to give, rise to such a claim.

19.22	Anti-corruption law
Each Obligor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
19.23	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.
(b)	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
19.24	Shares
(a)	The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)
There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

19.25	Ownership of the Borrower
The Borrower is a wholly owned direct Subsidiary of the Guarantor.

19.26	Listing
The shares of the Guarantor are listed and trading on the NASDAQ Stock Exchange.
19.27	Accounting Reference Date
The Financial Year-end of each Obligor (other than the Charterer and CSM) is the Accounting Reference Date.
19.28	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.
(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obliger by reason only of the execution, performance and/or enforcement of any Finance Document.

19.29	Copies of documents
The copies of the Constitutional Documents of the Obligors (other than the Charterer) delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
19.30	No breach, etc of any Building Contract Document
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Building Contract Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.
19.31	No breach of any Charter Document
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it.
19.32	No Immunity
No Obliger or any of its assets is immune to any legal action or proceeding.
19.33	Ship status
The Ship will on the first day of the Mortgage Period be:
(a)	registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and
(d)	insured in the manner required by the Finance Documents.
19.34	Ship’s employment
The Ship shall within five days of the Mortgage Period:
(a)	have been delivered, and accepted for service, under the Charter; and
(b)	save for the Charter, be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.
19.35	Address commission
There are no rebates, commissions or other payments in connection with the Building Contract or the Charter other than those referred to in it.
19.36	Sanctions and Additional Unacceptable Countries
(a)	No Obligor, nor any of their respective Affiliates nor any of their respective directors, officers, employees, agents or representatives:
(i)	has breached any Sanctions;
(ii)	is a Restricted Person; or
(iii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions.
(b)	No proceeds of the Loan:
(i)
shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions; or

(ii)	will be used by any Obliger:
(A)	to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or
(B)	in breach of the provisions of any Sanctions.
(c)	It is has not been intended that the Ship will enter or trade to any Additional Unacceptable Country.
19.37	No Money Laundering
In relation to the borrowing by the Borrower of the Loan or any part of it, the performance and discharge of the Obligors’ obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by this Agreement and the other Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat Money Laundering (as defined in clause 22.6 (Bribery and corruption)).

19.38	Times when representations are made
(a)	All of the representations and warranties set out in this clause 19 are deemed to be made on the dates of:
(i)	this Agreement;
(ii)	the Utilisation Request; and
(iii)	the Utilisation.
(b)	The Repeating Representations are deemed to be made on the first day of each Interest Period.
(c)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	Information undertakings
20.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 20 will be complied with throughout the Facility Period except as approved by the Majority Lenders (or, where specified, all the Lenders).
20.2	Definitions
In this clause 20:
Annual Financial Statements means the financial statements for a Financial Year of the Guarantor delivered pursuant to paragraph (a) of clause 20.3 (Financial statements).
Semi-annual Financial Statements means the financial statements for the first financial half- year of each Financial Year of the Borrower or, as the case may be, the Guarantor delivered pursuant to paragraph (b) of clause 20.3 (Financial statements).
20.3	Financial statements
(a)
The Borrower shall supply to the Agent (in sufficient copies for all the lenders, if the Agent so requests) as soon as the same become available, but in any event within 120 days after the end of each Financial Year (but commencing with the Financial Year ending 31 December 2018):

(i)	the unaudited (or audited if available) financial statements of the Borrower for that Financial Year; and
(ii)	the audited consolidated financial statements of the Guarantor for that Financial Year.
(b)
The Borrower shall supply to the Agent as soon as the same become available, but in any event within 90 days after the end of the first financial half-year of each of its or, as the case may be, the Guarantor’s Financial Years (but commencing with the financial half-year ending 31 December 2018):

(i)	the unaudited (or audited if available) financial statements of the Borrower for that financial half-year; and

(ii)	the unaudited (or audited if available) consolidated financial statements of the Guarantor for that financial half-year.
20.4	Provision and contents of Compliance Certificate
(a)
The Borrower shall supply (i) a Compliance Certificate for the Borrower and the Guarantor and (ii) a performance report relating to the Ship (in the form set out in Schedule 6 (Form of Semi-annual Vessel Performance Report)) to the Agent, in each case with each set of Annual Financial Statements and each set of Semi-Annual Financial Statements delivered pursuant to clause 20.3 (Financial statements).

(b)
Each Compliance Certificate in respect of the Borrower and the Guarantor shall set out (in reasonable detail) computations as to compliance with clause 21 (Financial covenants) relevant to each of them and calculations of the Security Value in accordance with clause 27 (Minimum security value).

(c)	Each Compliance Certificate shall be signed by a duly authorised signatory of the Guarantor.
20.5	Requirements as to financial statements
(a)
The Borrower shall procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements of the Borrower shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall:
(i)	be prepared in accordance with GAAP; and
(ii)
fairly present, and be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements (or as the case may be) Semi-Annual Financial Statements if they are audited, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements or (as the case may be) Semi-Annual Financial Statements; and

(iii)	in the case of Annual Financial Statements or (as the case may be) Semi-Annual Financial Statements which are audited, not be the subject of any qualification in the Auditors’ opinion.
20.6	Year-end
The Borrower shall procure that each Financial Year-end of each Obligor (other than CSM or the Charterer) and each Group Member falls on the Accounting Reference Date.
20.7	Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)
whilst an Event of Default is continuing and as soon as practicable after the time when they are dispatched, copies of all documents dispatched by any Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or other Group Member, and which, if adversely determined, might have a Material Adverse Effect;
(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Obliger or other Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)
promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against any Obliger or any of its Affiliates or any of its directors, officers, employees, agents or representatives;

(e)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(f)	promptly on request, such further information regarding the financial condition, assets and operations of any Obliger as any Finance Party through the Agent may reasonably request,
Provided always that the supply of such information would not result in a breach of any confidentiality undertaking of an Obligor.
20.8	Notification of Default
(a)
The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.9	Sufficient copies
The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.
20.10	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall within 7 Business Days after the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)
Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know you r customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.	Financial covenants
21.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.
21.2	Financial definitions
In clauses 21.3 (Financial condition) and 21.4 (Financial testing):
Cash and Cash Equivalents means, at any relevant time, the aggregate of:
(a)	cash in hand or on deposit with any bank; and
(b)	any other instrument, security or investment approved by the Majority Lenders, which are free from any Security Interest and/or restrictions (other than any restriction arising exclusively from any covenant to maintain a minimum level of free liquidity and/or for the purposes of any debt service reserve account) and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.
Chartered Vessel means, at any relevant time , any vessel chartered in (the “charter-in commitment”) by a Group Member for a period of six months or longer and which vessel at that time has not been chartered out by such Group Member to a third party on terms at least equal to the terms of the charter-in commitment for such vessel.
Financial Statements means any of the Annual Financial Statements or the Semi-annual Financial Statements of the Guarantor referred to and defined as such in clause 20.2 (Definitions).
Fleet Market Value means, as of the date of calculation, the aggregate market value of all Fleet Vessels, as most recently determined pursuant to valuations of such vessels provided to the Agent and made in accordance with the provisions of clause 27 (Minimum security value) which shall apply for the purposes of this definition mutatis mutandis to each Fleet Vessel as if each such vessel were the Ship.
Fleet Vessels means each vessel owned or leased under a capital lease by a Group Member from time to time.
Measurement Period means each financial year of the Guarantor and each financial half-year of the Guarantor for which Financial Statements are to be delivered to the Agent under clause 20.3 (Financial statements).
Total Debt means, at any time, the sum (without duplication) of the Group’s liabilities in respect of principal under any

Financial Indebtedness (provided however that any principal under any Financial Indebtedness incurred only by the Guarantor which is not secured by security provided over an asset of the Group, shall not be taken into account).
Total Net Debt means, at any time and in relation to any Measurement Period, Total Debt in relation to that Measurement Period minus Cash and Cash Equivalents, each as demonstrated by the then most recent Financial Statements.
21.3	Financial condition
Each Obligor who is a Party shall ensure that:
(a)	Leverage ratio: the ratio of Total Net Debt to Fleet Market Value shall , at all times during and in respect of each Measurement Period, be not higher than 0.75:1.00.
(b)	Minimum liquidity: at all times the Cash and Cash Equivalents shall not be less than the aggregate of:
(i)	$750,000 multiplied by the number of the Fleet Vessels; and
(ii)	$500,000 multiplied by the number of the Chartered Vessels.
21.4	Financial testing
The financial covenants set out in clause 21.3 (Financial condition) shall be calculated in accordance with GAAP on a consolidated basis and tested by reference to each of the Financial Statements delivered pursuant to clause 20.3 (Financial statements).
21.5	Minimum Liquidity
The Borrower shall ensure that it will maintain in its Operating Account at all times after the Utilisation Date cash balances free from any Security Interest in an amount not less than:
(a)	subject to paragraph (b) below, $650,000; or
(b)	$300,000 for as long as the Ship is subject to a Charter or a Subsequent Charter, which for the avoidance of doubt, shall be included in the calculations of the Guarantor’s minimum liquidity required to be maintained pursuant to clause 21.3(b).
22.	General undertakings
22.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 22 will be complied with by and in respect of each Obligor throughout the Facility Period except as approved by the Majority Lenders (or, where specified, all the Lenders).
22.2	Use of proceeds
The proceeds of Utilisations shall be used exclusively for the purposes specified in clause 3 (Purpose).
22.3	Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Transaction Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)	carry on its business where failure to do so has, or is reason ably likely to have, a Material Adverse Effect.
22.4	Compliance with laws
Each Obligor shall (and each Obligor shall ensure that each other Group Member will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject. Each Obligor shall (and each Obligor shall ensure that each other Group Member will), comply in all respects with all Sanctions to the extent applicable to them.
22.5	Anti-corruption law
(a)
No Obligor shall (and each Obligor shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Monaco Law no.1.362 of August 3rd, 2009 as amended and supplemented or other similar legislation in other jurisdictions.

(b)	Each Obligor shall:
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
22.6	Bribery and corruption
(a)
No Obligor nor any of its agents, employees, directors or officers has engaged or shall engage (and shall ensure that none of its Affiliates nor any of its agents, employees, directors or officers has engaged or will engage) in any Relevant Jurisdiction in:

(i)	Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions;
(ii)	Money Laundering or acted in breach of any applicable law relating to Money Laundering; or
(iii)	the Financing of Terrorism.
(b)	Without prejudice to the generality of clause 22.6(a):
(i)
No Obligor nor any of its agents, employees, directors or officers will (and shall ensure that none of its Affiliates nor any of its agents, employees, directors or officers will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977, the Monaco Law no.1.362 of August 3rd, 2009 as amended and supplemented;

(ii)	each Obligor shall (and each Obligor shall ensure that each of its Affiliates) and any of their agents, employees, directors or officers:
(A)
conducts its businesses in compliance with the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 19 7 7 , the Monaco Law no.1.362 of August 3ro, 2009 as amended and supplemented; and

(B)	maintains policies and procedures designed to promote and achieve compliance with such laws.
(c)	For the purposes of this clause 22.6 and clause 19.37 (No Money Laundering), the following definitions shall apply:
Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.
Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.
Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.
Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.
Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.
Money Laundering means:
(i)
the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(ii)	the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or
(iii)	the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.
22.7	Tax compliance
(a)
Each Obligor (other than the Charterer and CSM) shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties in excess of $500,000 (or its equivalent in any other currency) in aggregate, unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 20.3 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)
Except as approved by the Majority Lenders, each Obliger (other than CSM and the Charterer) shall maintain its residence for Tax purposes in its Original Jurisdiction and ensure that it is not resident for Tax purposes in any other jurisdiction.

22.8	Change of business
Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of any Obligor from that carried on at the date of this Agreement.
22.9	Merger
Except as approved by the Majority Lenders, no Obliger shall enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction.
22.10	Pension exposure
No Obliger (other than CSM) is liable to contribute funds to any form of pension scheme or similar arrangement except as required by applicable law (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
22.11	Further assurance
(a)
Each Obliger shall promptly do all such acts or execute all such documents (including assignments. transfers. mortgages. charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights. powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obliger located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 32.1 (Assignments by the Lenders).
(b)
Each Obliger shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

22.12	Negative pledge in respect of Charged Property and Obligor shares
Except as approved by the Majority Lenders and except for Permitted Security Interests, no Obliger will grant or allow to exist any Security Interest over any Charged Property or (except for the Transaction Security) the shares in any of the Obligors (other than the Charterer or CSM) or any rights deriving from, or related to, such shares.

22.13	Environmental matters
(a)
The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor or other Group Member or any Fleet Vessel which, if successful to any extent, is reasonably expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated.
22.14	Sanctions and Additional Unacceptable Countries
(a)
Each Obligor shall, and each Obligor shall procure that any Affiliate of each Obligor shall, ensure that none of their respective directors, officers, agents, employees or persons acting on behalf of the foregoing, is a Restricted Person or acts directly or indirectly on behalf of a Restricted Person.

(b)
No Obligor shall, and each Obliger shall procure that none of its Affiliates shall, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties.

(c)
Each Obliger shall not, and each Obliger shall procure that each of its Affiliates will not, credit proceeds from any activity or dealing with a Restricted Person to any bank account held with any Finance Party in its name or in the name of any other person.

(d)	Each Obligor shall, and each Obliger shall ensure that each of its Affiliates take measures to ensure compliance with Sanctions.
(e)
Each Obligor shall, and each Obligor shall procure that each of its Affiliates shall, to the extent permitted by law, promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(f)	The Borrower shall, if it is intended that the Ship will enter or trade to any Additional Unacceptable Country:
(i)	promptly, and in any event before the Ship enters into or starts trading with, an Additional Unacceptable Country, notify the Agent in writing; and
(ii)
on demand provide the Agent with any information (in a form acceptable to the Agent in its absolute discretion) the Agent requires in relation to the Ship and its employment including, without limitation, information regarding the counterparties and the type of business to which such voyage relates.

23.	Construction period
23.1	Undertaking to comply
The Borrower undertakes that this clause 23 will be complied with throughout the period from the date of this Agreement until the earlier of the Delivery of the Ship and the end of the Facility Period.
23.2	Performance of Building Contract
The Borrower shall duly and punctually observe and perform all the conditions and obligations imposed on it by the Building Contract.

23.3	Progress and information
Upon the Agent’s request, the Borrower shall advise the Agent of the progress of construction of the Ship and supply the Agent with such other information as the Agent may require about the construction of the Ship or the Building Contract.
23.4	Arbitration under Building Contract
The Borrower shall promptly notify the Agent:
(a)	if either party to the Building Contract begins an arbitration under the Building Contract;
(b)	of the identity of the arbitrators; and
(c)	of the conclusion of the arbitration and the terms of any arbitration award.
23.5	Notification of certain events
The Borrower shall notify the Agent immediately if either party to the Building Contract cancels, rescinds, repudiates or otherwise terminates the Building Contract (or purports to do so) or rejects the Ship (or purports to do so) or if the Ship becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under the Building Contract.
24.	Dealings with Ship
24.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to the Ship throughout the Mortgage Period except as otherwise approved by the Majority Lenders (or, where specified, all the Lenders).
24.2	Ship’s name and registration
(a)	The Ship’s name shall only be changed with the prior written consent of the Agent.
(b)
The Ship shall be registered with the relevant Registry under the laws of its Flag State. Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

24.3	Sale or other disposal of Ship
Except with approval, the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in it Provided however that the Borrower shall be permitted to sell the Ship, or to enter into an agreement for its transfer or sale if the Borrower upon completion of such sale or transfer prepays the Loan in full and pay all other amounts owing and payable under this Agreement and the other Finance Documents at the time of such prepayment (including but not limited to any prepayment fee payable under clause 8.11 (Prepayment fee)).
24.4	Manager
A manager of the Ship shall not be appointed unless that manager and the terms of its appointment are approved (such approval not to be unreasonably withheld) (which approval of such manager shall not be required for as long as such manager is CSM) by the Lenders and it has delivered a duly executed Manager’s Undertaking to the Security Agent. There shall be no material change to the terms of appointment to of a manager whose appointment has been approved unless such change is also approved.
24.5	Copy of Mortgage on board
A properly certified copy of the Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.
24.6	Notice of Mortgage
Subject to the terms of the Mortgage, a framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. Subject to the terms of the Mortgage, the notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE
This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents , neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.
24.7	Conveyance on default
Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.
24.8	Chartering
(a)	Except with approval, the Borrower shall not enter into any charter commitment for the Ship (except for the Charter), which is:
(i)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;
(ii)	of a fixed duration exceeding 13 calendar months;
(iii)
on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(iv)	to another Obligor or other Group Member.
(b)
Further, without prejudice to the rights of the Finance Parties under the provisions of clause 24.8(a) and any other provisions of the Finance Documents, advise the Agent promptly of any proposed charter commitment in respect of the Ship of a fixed duration exceeding 13 calendar months, and:

(i)	deliver a copy of each such charter commitment to the Agent forthwith after it has been entered into;

(ii)	forthwith following a demand made by the Agent (acting on the instruct ions of the Majority Lenders):
(A)
execute a charter assignment in the form similar to the Charter Assignment of any such charter commitment in favour of the Security Agent and any notice of assignment required in connection therewith; and

(B)	procure the service of any such notice of assignment on the relevant charterer and, unless expressly freely assignable, the acknowledgement of such notice by the relevant charterer;
(iii)
deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent), in relation to any such charter assignment or any other related matter referred to in this clause 24.8(b), as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require; and

(iv)
pay on the Agent’s demand all documented legal costs and other costs incurred by the Agent and/or any other Finance Party in connection with or in relation to any such charter assignment or any other related matter referred to in this clause 24.8(b).

24.9	Lay up
Except with approval, the Ship shall not be laid up or deactivated.
24.10	Sharing of Earnings
Except with approval, the Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.
24.11	Payment of Earnings
(a)	The Borrower’s Earnings from the Ship shall be paid in the way required by the General Assignment.
(b)	If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the General Assignment.
25.	Condition and operation of Ship
25.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 25 will be complied with in relation to the Ship throughout the Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders).
25.2	Defined terms
In this clause 25 and in Schedule 3 (Conditions precedent):
applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.
25.3	Repair
The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.
25.4	Modification
Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which materially alters the Ship or materially reduces its value.
25.5	Removal of parts
Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interests except under the Security Documents).
25.6	Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.
25.7	Maintenance of class; compliance with laws and codes
The Ship’s class shall be the Classification. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.
25.8	Surveys
The Ship shall be submitted to any surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.
25.9	Inspection and notice of dry-docking
The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it without interfering with the Ship’s operation or trading and after giving reasonable advance notice to the Borrower in writing and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking). The Borrower shall bear the cost of only one such inspection per calendar year so long as there is no Event of Default which is continuing in which case, the cost of all such inspections shall be borne by the Borrower.
25.10	Prevention of arrest
All debts, damages, liabilities and outgoings (due and payable and not contested by the Borrower in good faith) which have given, or are reasonably expected to give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be paid as soon as reasonably practicable and, in any event, discharged by their respective due dates.

25.11	Release from arrest
The Ship, its Earnings and Insurances shalt be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged, by whatever action is required to achieve that release or discharge in each case within 5 Business Days of the occurrence of any such event.
25.12	Information about Ship
The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor whose duration exceeds 3 months and copies of any applicable operating certificates.
25.13	Notification of certain events
The Agent shall promptly be notified of:
(a)	any damage to the Ship where the cost of the resulting repairs is reasonably likely to exceed the Major Casualty Amount;
(b)	any occurrence which is reasonably likely to result in the Ship becoming a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;
(e)	any withdrawal of any applicable operating certificate;
(f)	the receipt of notification that any application for such a certificate has been refused;
(g)
any requirement or recommendation made in relation to the Ship by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(h)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
25.14	Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.
25.15	Evidence of payments
The Agent shall be allowed proper and reasonable access to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:
(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being timely and regularly paid;
(b)	alt deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

25.16	Repairers’ liens
The Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless the Borrower has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for such works or that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.
25.17	Survey report
As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness condition and/or safe operation of the Ship, from approved surveyors or inspectors appointed by the Agent. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report if failure to do so could result in breach of any Finance Document. The Borrower shall bear the costs of only one such report of the Ship per calendar year unless there is an Event of Default.
25.18	Lawful use
The Ship shall not be employed:
(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	in carrying illicit or prohibited goods;
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods, and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.
25.19	War zones
The Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers unless the Borrower has satisfied any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) and has provided to the Agent in advance a report prepared by BankServe Insurance Services Ltd. confirming that the Ship is properly insured as set out in this clause 25.19. The cost of such report shall be borne by the Borrower.
26.	Insurance
26.1	Undertaking to comply
Each Obliger who is a Party undertakes that this clause 26 shall be complied with in relation to the Ship and its Insurances throughout the Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders).

26.2	Insurance terms
In this clause 26:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of the Ship in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in paragraph (a) of clause 26.3 (Coverage required).
minimum hull cover means an amount equal at the relevant time to 120 per cent of the Loan at the relevant time.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
26.3	Coverage required
The Ship shall at all times be insured:
(a)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)
against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)
against such other risks (excluding loss of hire) and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice (having regard to general insurance market practice and law at the time but always excluding any loss of earnings cover); and

(d)	on terms which comply with the other provisions of this clause 26.
26.4	Placing of cover
The insurance coverage required by clause 26.3 (Coverage required) shall be:
(a)
in the name of the Borrower and (in the case of the Ship’s hull cover) no other person (other than the Security Agent (and any other Finance Party required by the Agent) if required by the Agent) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires;

(b)	if the Agent so requests, in the joint names of the Borrower and the Security Agent (and any other Finance Party required by the Agent) (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or such Finance Party for premiums or calls);
(c)	in dollars or another approved currency;
(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;
(e)	in full force and effect; and
(f)	on approved terms and with approved insurers or associations.
26.5	Deductibles
The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.
26.6	Mortgagee’s insurance
The Borrower shall within 5 Business Days reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under:
(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Finance Parties for an amount up to 120 per cent of the Loan; and
(b)
any other insurance cover which the Agent reasonably requires (having regard to general insurance market practice and law at the time) in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

26.7	Fleet liens, set off and cancellations
If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant)the insurers will not:
(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.
26.8	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.
26.9	Details of proposed renewal of Insurances
At least 14 days (or such shorter period acceptable to the Agent) before any of the Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

26.10	Instructions for renewal
At least seven days (or such shorter period acceptable to the Agent) before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
26.11	Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 26 and confirmation of such renewal given by approved brokers or insurers to the Agent at least five days (or such shorter period as may be approved) before such expiry.
26.12	P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
26.13	Insurance documents
The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.
26.14	Letters of undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking)from the relevant brokers, insurers and associations.
26.15	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).
26.16	Insurance correspondence
If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.
26.17	Qualifications and exclusions
All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.
26.18	Independent report
If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report.

The Borrower shall not bear the cost of more than one such report per calendar year, unless there is an Event of Default.
26.19	Collection of claims
All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Insurances shall be provided promptly (having regard to general market practice and law at the time).
26.20	Employment of Ship
The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
26.21	Declarations and returns
If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
26.22	Application of recoveries
All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
26.23	Settlement of claims
Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
26.24	Change in insurance requirements
If the Agent gives notice to the Borrower to change the terms and requirements of this clause 26 (which the Agent may only do, in such manner as it reasonably considers appropriate, as a result of changes of circumstances or practice after the date of this Agreement), this clause 26 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.
27.	Minimum security value
27.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 27 will be complied with throughout the Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders).
27.2	Valuation of assets
For the purpose of the Finance Documents, the value at any time of the Ship or any other asset over which additional security is provided under this clause 27 will be its value as most recently determined in accordance with this clause 27.

27.3	Valuation frequency
Valuation of the Ship and each such other asset in accordance with this clause 27 may be required by the Agent at any time and in any event on 31 December and 30 June of each calendar year.
27.4	Expenses of valuation
The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation provided that, in the absence of an Event of Default which is continuing the Borrower shall bear the cost of the valuations of the Ship under this clause 27 only twice per calendar year, namely on 31 December and 30 June of each calendar year.
27.5	Valuations procedure
The value of the Ship and any other vessel accepted as additional security under this Agreement shall be determined in accordance with, and by the Approved Valuers appointed in accordance with, this clause 27. Additional security provided under this clause 27 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders). Provided however that if additional security is provided in the form of a cash deposit in dollars in an Account over which a first priority Account Security exists without any other circumstance effecting that Account, full credit shall be given for the amount so deposited for that purpose on a “dollar for dollar” basis.
27.6	Currency of valuation
Valuations shall be provided by Approved Valuers in dollars. If a valuation has to be provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.
27.7	Basis of valuation
Each valuation will be addressed to the Agent in its capacity as such and made:
(a)	without physical inspection;
(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account the benefit of any charter commitment.
27.8	Information required for valuation
The Borrower shall promptly provide to the Agent and any such Approved Valuer any information which they reasonably require for the purposes of providing such a valuation.
27.9	Approval of valuers
All valuers must be Approved Valuers. The Agent may at any time by notice to the Borrower, withdraw an Approved Valuer for the purposes of future valuations, in which case such Approved Valuer shall not be appointed for the purposes of this clause 27. The Agent may at any time by notice to the Borrower reinstate an Approved Valuer which has been previously withdrawn by the Agent under this clause 27.9.

27.10	Appointment of Approved Valuers
When a valuation is required for the purposes of this clause 27, the Agent or, if so approved at that time, the Borrower shall promptly appoint the relevant Approved Valuers to provide such a valuation. If the Borrower is approved to appoint the relevant Approved Valuers but fails to do so promptly, the Agent may appoint the relevant Approved Valuers to provide that valuation.
27.11	Number of valuers
(a)
Each valuation must be carried out by two (2) Approved Valuers one of whom shall be nominated by the Borrower. If the Borrower fails to promptly nominate an Approved Valuer within fifteen (15) Business Days of the Agent’s request, then the Agent may nominate that Approved Valuer.

(b)
If the two (2) Approved Valuers provide valuations and the higher of the two valuations of the Ship exceeds the other one by more than twenty per cent, then the value of the Ship shall be determined by reference to those two valuations and a third valuation provided by a third Approved Valuer nominated by the Agent.

27.12	Differences in valuations
(a)
Subject to clause 27.11 (Number of valuers), if valuations of the Ship provided by each Approved Valuer differ, the value of the Ship for the purposes of the Finance Documents will be the mean average of those valuations.

(b)	If a single Approved Valuer provides a range of values for the Ship, its value, for the purposes of the Finance Documents, will be the mean average of the values comprising such range.
27.13	Security shortfall
(a)
If at any time, the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 14 Business Days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value either by:

(i)	providing additional security over other assets approved by the Majority Lenders in accordance with this clause 27; or
(ii)	prepaying under clause 7.4 (Voluntary prepayment) (but on five Business Days’ notice instead of the period required by such clause) a corresponding amount of the Loan.
27.14	Creation of additional security
The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
(a)
that additional security, its value and the method of its valuation have been approved by the Majority Lenders to the extent that the method of its valuation has not already been approved pursuant to clause 27.5 (Valuations procedure);

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;
(c)	this Agreement has been unconditionally amended in such manner as the Agent reasonably requires in consequence of that additional security being provided; and

(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

28.	Chartering undertakings
28.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 28 will be complied with in relation to the Ship and its Charter Documents throughout the Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders).
28.2	Variations
Except with approval, the Charter Documents shall not be materially varied.
28.3	Releases and waivers
Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Charter Documents (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.
28.4	Termination by the Borrower
Except with approval, the Borrower shall not terminate or rescind the any Charter Document or withdraw the Ship from service under the Charter or take any similar action.
28.5	Charter performance
The Borrower shall perform its obligations under the Charter Documents and use its best endeavours to ensure that each other party to them performs their obligations under the Charter Documents.
28.6	Notice of assignment
The Borrower shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the Charter Assignment and:
(a)	subject to paragraph (b) below, shall ensure that the Agent receives a copy of that notice acknowledged by each addressee; or
(b)	if such Charter Documents are freely assignable, the Borrower shall use commercially reasonable efforts to ensure that the Agent receives a copy of that notice acknowledged by each addressee, in each case, in the form specified therein as soon as practically possible after the Charter Assignment has been executed.
28.7	Payment of Charter Earnings
All Earnings which the Borrower is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents.

29.	Bank accounts
29.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 29 will be complied with throughout the Facility Period except as approved by the Majority Lenders (or, where specified, all the Lenders).
29.2	Operating Account
(a)	The Borrower shall be the holder of one Account with an Account Bank which is designated as the “Operating Account” for the purposes of the Finance Documents.
(b)
The Earnings and all moneys payable to the Borrower under the Insurances shall be paid by the persons from whom they are due to the Operating Account unless required to be paid to the Security Agent under the Finance Documents.

(c)	The Borrower shall not withdraw amounts standing to the credit of an Operating Account except as permitted by paragraph (d) below.
(d)	If there is no continuing Event of Default and subject always to clause 21.5 (Minimum Liquidity), the Borrower may withdraw the following amounts from an Operating Account for:
(i)	payments of the reasonably incurred and documented costs and expenses of insuring, repairing, operating, trading and maintaining the Ship;
(ii)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);
(iii)
without prejudice to paragraph (i) above, payments then due in respect of the price of goods or services purchased by the Borrower for the purpose of operating the Ship (including ship management services);

(iv)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due;
(v)	prepayments to be made pursuant to clause 7.2 (Additional Minimum Value prepayment); and
(vi)	payments of dividends to the extent permitted by clause 30.13 (Distributions and other payments).
29.3	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 29 if:
(i)
such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower and an Account Bank.
(c)	If an Account is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.
(d)
The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 29 or waive any of its rights in relation to an Account except with approval.

(e)
The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may reasonably request concerning any Account.

(f)
Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

30.	Business restrictions
30.1	Undertaking to comply
Except as otherwise approved by the Majority Lenders each Obligor who is a Party undertakes that this clause 30 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period.
30.2	General negative pledge
(a)	In this clause 30.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	The Borrower shall not create or permit to subsist any Security Interest over any of its assets except for Permitted Security Interests.
(c)	(Without prejudice to clauses 30.3 (Financial Indebtedness) and 30.7 (Disposals)), the Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of Its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member;
(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is enter e d into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security listed below:
(i)	those granted or expressed to be granted by any of the Security Documents; and
(ii)	in relation to the Ship, Permitted Maritime Liens.
30.3	Financial Indebtedness
The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)	Financial Indebtedness incurred under the Finance Documents;
(b)	Financial Indebtedness permitted under clause 30.4 (Guarantees); and
(c)	Financial Indebtedness permitted under clause 30.5 (Loans and credit).
30.4	Guarantees
The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone other than in the normal course of operating, trading and chartering the Ship.
30.5	Loans and credit
The Borrower shall not be a creditor in respect of Financial Indebtedness other than in respect of trade credit on normal commercial terms in the ordinary course of its trading activities.
30.6	Bank accounts, operating leases and other financial transactions
The Borrower shall not:
(a)
maintain any current or deposit account with a bank or financial institution except for the Operating Account and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Operating Account;

(b)	hold cash in any account (other than the Operating Account) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists;
(c)	enter into any obligations under operating leases relating to assets; or
(d)	be party to any transaction, whether on or off balance sheet, that is not expressly permitted under this Agreement.
30.7	Disposals
The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset.
30.8	Contracts and arrangements with Affiliates
The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

30.9	Subsidiaries
The Borrower shall not establish or acquire a company or other entity.
30.10	Acquisitions and investments
The Borrower shall not acquire any person, business, assets or liabilities in excess of $1,000,000 or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:
(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(b)	capital expenditures or investments related to the maintenance of the Ship in the ordinary course of its business;
(c)	the incurrence of liabilities in the ordinary course of its business;
(d)	pursuant to any Finance Document or the Charter Documents or the Building Contract Documents to which it is party.
30.11	Reduction of capital
The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
30.12	Increase in capital
The Borrower shall not issue shares or other equity interests to anyone who is not the Guarantor.
30.13	Distributions and other payments
The Borrower shall not:
(a)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Guarantor;
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, to any other person, except if:
(i)
no repayment of the Loan is required under clause 7.2(a)(i) (Additional Minimum Value prepayment), no Default is continuing at that time, no Default would result from the declaration or payment of the same and the Lenders’ prior written approval has been obtained; or

(ii)
a prepayment of the Loan is made in accordance with clause 7.2(a)(ii) (Additional Minimum Value Prepayment), no Default is continuing at that time and no Default would result from the declaration or payment of the same.

31.	Events of Default
31.1	Each of the events or circumstances set out in this clause 31 (except clause 31.25 (Acceleration)) is an Event of Default.
31.2	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error or by a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date.
31.3	Financial covenants
The Borrower does not comply with clause 21 (Financial covenants).
31.4	Value of security
The Borrower does not comply with clause 27 (Minimum security value).
31.5	Insurance
(a)	The Insurances of the Ship are not placed and kept in force in the manner required by clause 26 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.
31.6	Other obligations
(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 31.2 (Non-payment), clause 31.3 (Financial covenants), clause 31.4 (Value of security), clause 31.5 (Insurance) or in any of the other sub-clauses of this clause 31).

(b)
No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within five Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower or any other Obligor becoming aware of the failure to comply.

31.7	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

31.8	Cross default
(a)	Any Financial Indebtedness of any Obligor (other than the Charterer or CSM) is not paid when due nor within any originally applicable grace period.
(b)
Any Financial Indebtedness of any Obligor (other than the Charterer or CSM) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of any Obligor (other than the Charterer or CSM) is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)	The counterparty to a Treasury Transaction entered into by the Guarantor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)
An Event of Default will only occur under this clause 31.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within this clause 31.8 is more than $500,000 (or its equivalent in any other currency) in the case of the Borrower and $5,000,000 in the case of the Guarantor (or its equivalent in any other currency).

(f)
Any creditor of any Obligor (other than the Charterer or CSM) becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

31.9	Insolvency
(a)	An Obligor (other than CSM):
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends without the consent of the affected creditor(s) or threatens to suspend making payments on any of its debts; or
(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling all or substantially all of its Financial Indebtedness.

(b)	The value of the assets of any Obligor (other than the Charterer or CSM) is less than its Total Debt.
(c)	A moratorium is declared in respect of any indebtedness of any Obligor exceeding in the case of the Guarantor $1,500,000 (or its equivalent in any other currency) in aggregate.
31.10	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (other than CSM);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor (other than CSM);

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor (other than CSM) or any of its assets (including the directors of any Obliger (other than CSM) requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)
enforcement of any Security Interest over any assets of any Obligor (other than the Guarantor and CSM) or over any assets of the Guarantor having a value in excess of $1,500,000 (or its equivalent in any other currency) in aggregate, or any analogous procedure or step is taken in any jurisdiction.
(b)
Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

31.11	Creditors’ process
(a)
Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor (other than CSM) (having in the case of the Guarantor a value in excess of $1,500,000 (or its equivalent in any other currency) in aggregate) and is not discharged within seven days.

(b)	Any judgment or order is made against any Obligor (other than CSM) or any other Group Member and is not stayed or complied with within fifteen days.
31.12	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

31.13	Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business unless, in the case of CSM, CSM is substituted by another manager approved in accordance with clause 24.4 (Manager).
31.14	Ownership of the Borrower
The Borrower is not or ceases to be a wholly-owned direct Subsidiary of the Guarantor.
31.15	Expropriation
The authority or ability of any Obligor or any other Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obliger or any other Group Member or any assets of any Obliger or any other Group Member unless, in the case of CSM, CSM is substituted by another manager approved in accordance with clause 24.4 (Manager).
31.16	Repudiation and rescission of Finance Documents
An Obliger rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
31.17	Litigation
Either:
(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to any Transaction Document or the transactions contemplated in the Transaction Documents or against any Obligor or any of its assets, rights or revenues which has or might have a Material Adverse Effect.
31.18	Material Adverse Effect
Any event or circumstance (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.
31.19	Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.
31.20	Arrest of Ship
The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of 7 days thereafter (or such longer period as may be approved by the Agent).
31.21	Ship registration
Except with approval, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Ship is only provisionally registered on the date of the Mortgage, the Ship is not permanently registered under such laws within 90 days of such date.
31.22	Political risk
(a)
Either (1) the Flag State or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstituitonal means and (in either such case) in the opinion of the Agent such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.

(b)	No Event of Default under paragraph (a) above will occur if:
(i)	in the opinion of the Agent it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)	the Borrower takes such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.
31.23	Existing Agreement Events
An Existing Agreement Event occurs.
31.24	Sanctions
(a)
Any of the Obligors or any Affiliate of any of them or any of their respective directors, officers, agents, employees or other persons acting on behalf of the foregoing, becomes a Restricted Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Person or any of such persons becomes the owner or controller of a Prohibited Person; or

(b)
Any proceeds of the Loan are made available, directly or indirectly , to or for the benefit of a Restricted Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions; or

(c)
Any Obligor or any of their respective Affiliates or any of their respective directors, officers, agents, employees or other persons acting on behalf of the foregoing, is not in compliance with all applicable Sanctions.

31.25	De-listing or suspension of trading
The shares of the Guarantor are de-listed from, or suspended from trading (whether permanently or temporarily for a period of at least five (5) consecutive days) on the NASDAQ Stock Exchange.
31.26	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:
(a)	by notice to the Borrower:
(i)	declare that no withdrawals be made from any Account;
(ii)	cancel the Total Commitments at which time they shall immediately be cancelled;
(iii)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 - Changes to Parties
32.	Changes to the Lenders
32.1	Assignments by the Lenders
Subject to this clause 32, a Lender (the Existing Lender) may assign any of its rights under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) always at the cost of the Existing Lender (including any assignment taking place in the context of any syndication).
32.2	Other conditions of assignment
(a)	An assignment will only be effective:
(i)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(ii)
on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)
on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.
(b)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

32.3	Fee and expenses
The New Lender shall, on the date upon which an assignment takes effect, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and
(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.

32.4	Transfer costs and expenses relating to security
The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)
all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document and/or the benefit of any Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.
32.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibliity to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;
(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents, and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;
(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and
(iii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 32; or
(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obliger of its obligations under any Transaction Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Transaction Documents or otherwise.

32.6	Procedure available for assignment
(a)
Subject to the conditions set out in clause 32.2 (Other conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (a) of clause 32.2 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them an d, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;
(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(e)
Lenders may utilise procedures other than those set out in this clause 32.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 32.6 to obtain a release by that Obliger from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 32.2 (Other conditions of assignment).

32.7	Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 32.2 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.
32.8	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this clause 32, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obliger other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

33.	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10 - - The Finance Parties
34.	Roles of Agent, Security Agent and Arranger
34.1	Appointment of the Agent and Security Agent
Each other Finance Party (other than the Security Agent) appoints:
(a)	the Agent to act as its agent under and in connection with the Finance Documents; and
(b)	the Security Agent to act as its agent and as trustee under the Security Documents.
34.2	Security Agent as trustee
The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.
34.3	Authorisation of Agent and Security Agent
Each of the Finance Parties authorises the Agent and the Security Agent:
(a)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
34.4	Instructions to Agent and the Security Agent
(a)	The Agent and the Security Agent shall:
(i)
subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)
The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those Instructions or that clarification.

(c)
Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)
in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clause 34.9 (No duty to account) to clause 34.14 (Exclusion of liability), clause 34.19 (Confidentiality) to clause 35.6 (Custodians and nominees) and clauses 35.9 (Acceptance of title) to 35 .12 (Disapplication of Trustee Acts).

(e)
If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 46 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)
The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)
Without prejudice to the provisions of clause 36 (Enforcement of Transaction Security) and the remainder of this clause 34, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

34.5	Legal or arbitration proceedings
Neither the Agent nor the Security Agent is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 34.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.
34.6	Duties of the Agent and the Security Agent
(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly:
(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)	Without prejudice to clause 32.7 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.
(d)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
Without prejudice to clause 37.10 (Notification of prescribed events), if the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties.

(g)
The Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments and the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)
The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

34.7	Rote of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.
34.8	No fiduciary duties
Nothing in any Finance Document constitutes the Agent, the Security Agent or the Arranger as a trustee or fiduciary of any other person except to the extent that the Security Agent acts as trustee for the other Finance Parties pursuant to clause 34.2 (Security Agent as trustee).
34.9	No duty to account
None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
34.10	Business with the Group
The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

34.11	Rights and discretions of the Agent and the Security Agent
(a)	The Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)
any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(C)
in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a Borrower Affiliate;
(ii)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 31.2 (Non-payment));
(iii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iv)	any notice or request made by the Borrower (other than (in the case of the Agent) the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)
Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be necessary.

(e)
Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)
The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.
(g)
Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower.
(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)
Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 20 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

34.12	Responsibility for documentation and other matters
None of the Agent, the Security Agent, the Arranger, any Receiver or any Delegate is responsible or liable for:
(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement , arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)
(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	the failure of any Obligor or any other party to perform its obligations under any Transaction Document or the financial condition of any such person;
(f)	(save as otherwise provided in this clause 34) taking or omitting to take any other action under or in relation to the Security Documents;
(g)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(h)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

34.13	No duty to monitor
Neither the Agent nor the Security Agent shall be bound to enquire:
(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
34.14	Exclusion of liability
(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate), none of the Agent, the Security Agent, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such dam ages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)
No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent, the Security Agent or the Arranger to carry out
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,
on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

34.15	Lenders’ indemnity to the Agent and others
(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 40.11 (Disruption to payment systems etc, notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obliger pursuant to a Finance Document).

(b)
Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)
Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

34.16	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)
Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrower or (in the case of the Security Agent) the Agent) may appoint a successor Agent or Security Agent.

(d)	If the Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the

Agent or (as the case may be) Security Agent is entitled to appoint a successor Agent or (as the case may be) Security Agent under paragraph (c) above, the Agent or (as the case may be) Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) Security Agent to become a party to this Agreement as Agent or (as the case may be) Security Agent) agree with the proposed successor Agent or (as the case may be) Security Agent amendments to this clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) Security Agent’s normal fee ra1es and those amendments will bind the Parties.
(e)
The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)
(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)
Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 35.10 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 34 (and any agency or other fees for the account of the retiring Agent or Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under clause 13.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to clause13.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
34.17	Replacement of the Agent
(a)
After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
34.18	Replacement of the Security Agent
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) of clause 34.16 (Resignation of the Agent or the Security Agent). In this event, the Security Agent shall resign in accordance with that paragraph.
34.19	Confidentiality
(a)
In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Agent or (as the case may be) Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to disclose to any other person

(i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
34.20	Agent’s relationship with the Lenders
(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 42.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer (or such other information) by that Lender for the purposes of clause 42.2 (Addresses) and clause 42.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be).

34.21	Information from the Finance Parties
Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) Security Agent.
34.22	Credit appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each Obligor and other Group Member;
(b)
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)
the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, the Arranger or any other Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(f)
the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

34.23	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
34.24	Reliance and engagement letters
Each of the Agent, the Security Agent and the Arranger may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts in connection with the Transaction Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, ship manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).
35.	Trust and security matters
35.1	Undertaking to pay
(a)
Each Obliger who is a Party undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)
Each payment which such an Obliger makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that Obligor’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

35.2	Parallel debt
(a)	Additional definitions In this clause 35.2:
Corresponding Debt means any amount, other than any Parallel Debt, which an Obligor owes to a Finance Party under or in connection with the Finance Documents.
Parallel Debt means any amount which an Obligor owes to the Security Agent under clause 35.2(b) or under that clause as incorporated by reference or in full in any other Finance Document.
(b)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.
(c)	The Parallel Debt of an Obligor:
(i)	shall become due and payable at the same time as its Corresponding Debt; and
(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.
(d)	For purposes of this clause 35.2, the Security Agent:
(i)	is the independent and separate creditor of each Parallel Debt;
(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)
shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)	The Parallel Debt of an Obligor shall be:
(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and
(ii)	increased to the extent that its Corresponding Debt has increased, and the Corresponding Debt of an Obligor shall be:
(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditoinally paid or discharged; and
(B)	increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.
(f)
All amounts received or recovered by the Security Agent in connection with this clause 35.2 to the extent permitted by applicable law, shall be applied in accordance with clause 37.1 (Order of application).

(g)	This clause 35.2 shall apply, with any necessary modification s, to each Finance Document.
35.3	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)
take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.
35.4	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Charged Property;
(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages. costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind. unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

35.5	Common parties
Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

35.6	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
35.7	Delegation by the Security Agent
(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

35.8	Additional trustees
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)	if it considers that appointment to be in the interests of the Finance Parties;
(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)
At the request of the Security Agent., the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.

(f)
The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

35.9	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obliger may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.
35.10	Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:
(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:
(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)
any Security Agent which has resigned pursuant to clause 34.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

35.11	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
35.12	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
36.	Enforcement of Transaction Security
36.1	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by Majority Lenders.
(b)
Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 36.1.
36.2	Manner of enforcement
If the Transaction Security is being enforced pursuant to clause 36.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instructor, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.
36.3	Waiver of rights
To the extent permitted under applicable law and subject to clause 36.1 (Enforcement Instructions), clause 36.2 (Manner of enforcement) and clause 37 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
36.4	Enforcement through Security Agent only
(a)
The other Finance Parties shall not !have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent.

(b)
Each Finance Party (other than the Security Agent) shall, promptly upon being requested by the Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to enforce or have recourse to the relevant Transaction Security or to exercise any such right, power, authority or discretion or to grant any such consent or release.

37.	Application of proceeds
37.1	Order of application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 37, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 37), in the following order of priority:
(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 35.1 (Undertaking to pay) or 35.2 (Parallel debt)), any Receiver or any Delegate;
(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with clause 40.6 (Partial payments);
(d)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.
37.2	Investment of cash proceeds
Prior to the application of any Recoveries in accordance with clause 37.1 (Order of Application) the Security Agent may, in its discretion, hold:
(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 37.
37.3	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another, in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.
(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
37.4	Permitted Deductions
The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required (pursuant to advice received by its advisers (if any appointed at the time)) by any law or regulation to make from any distribution or payment made by it under this Agreement, and to, pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
37.5	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.

(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.
(c)
The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Liabilities owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

37.6	Calculation of amounts
For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:
(a)
notionally convert the Secured Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured liabilities owed to that person at the time at which that calculation is to be made; and

(b)
assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Liabilities in accordance with the terms of the Finance Documents under which those Secured Liabilities have arisen.

37.7	Release to facilitate enforcement and realisation
(a)
Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)
Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)
Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

37.8	Dealings with Security Agent
Subject to clause 42.5 (Communication when Agent is Impaired Agent), each Finance Party shall deal with the Security Agent exclusively through the Agent.
37.9	Disclosure between Finance Parties and Security Agent
Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.

37.10	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)
If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

38.	Conduct of business by the Finance Parties
38.1	Finance Parties tax affairs
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, re mission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
39.	Sharing among the Finance Parties
39.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obliger other than in accordance with clause 40 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 40 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 40.6 (Partial payments).

39.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obliger and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 40.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

39.3	Recovering Finance Party’s rights
On a distribution by the Agent under clause 39.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
39.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obliger and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obliger.
39.5	Exceptions
(a)
This clause 39 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11 - Administration
40.	Payment mechanics
40.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

40.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 40.3 (Distributions to an Obligor) and clause 40.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).
40.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 41 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
40.4	Clawback and pre-funding
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

40.5	Impaired Agent
(a)
If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 40.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s),pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the Paying Party ) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.
(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)
A Party which has made a payment in accordance with this clause 40.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with this Agreement, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 40.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
40.6	Partial payments
(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger for their own account under those Finance Documents;
(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 34.15 (Lenders’ indemnity to the Agent and others);
(iii)	thirdly, in or towards payment to the Lenders pro rata of all other amounts due to them but unpaid under the Finance Documents; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by all the Lenders and with prior written notice to the Obligors, vary the order set out in paragraphs (ii) to (iv) of paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
40.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
40.8	Business Days
(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
40.9	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

40.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower ) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

40.11	Disruption to payment systems etc.
If either the Agent determines (acting reasonably) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 46 (Amendments and waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 40.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
41.	Set-off
A Finance Party may whilst an Event of Default is continuing set off any matured obligation due from an Obliger under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obliger, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
42.	Notices
42.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.
42.2	Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;
(c)	in the case of the Security Agent, the Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity , or, in each case, any substitute address or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
42.3	Delivery
(a)
Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under clause 42.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 42.3 will be deemed to have been made or delivered to each of the Obligors.
(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

42.4	Notification of address
Promptly upon changing its’ address, the Agent shall notify the other Parties.
42.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
42.6	Electronic communication
(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by -electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 42.6.
42.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

43.	Calculations and certificates
43.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
43.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
43.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
44.	Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
45.	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
46.	Amendments and waivers
46.1	Required consents
(a)
Subject to clause 46.2 (All Lender matters) and clause 46.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 46.
(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 34.11 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this clause 46 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Guarantor.

46.2	All Lender matters
An amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);
(c)	an extension to the date of payment of any amount under the Finance Documents;
(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(f)	a change to the Borrower or any other Obligor;
(g)	any provision which expressly requires the consent or approval of all the Lenders;
(h)	clause 39 (Sharing among the Finance Parties);
(i)
clause 2.2 (Finance Parties’ rights and obligations), clause 7.1 (Illegality), clause 32 (Changes to the Lenders), clause 8.9 (Application of prepayments), this clause 46, clause 51 (Governing Jaw) or clause 52.1 (Jurisdiction of English courts);

(j)	the order of distribution under clause 37.1 (Order of application);
(k)	the order of distribution under clause 40.6 (Partial payments);
(l)	the currency in which any amount is payable under any Finance Document;
(m)
an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(n)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)	any guarantee and indemnity granted under any Finance Document (including under clause 18 (Guarantee and indemnity));
(ii)	the Charged Property; or
(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;
(o)	the circumstances in which any of the Transaction Security is permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders.

46.3	Other exceptions
(a)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent or the Arranger (as the case may be).

(b)
Notwithstanding clauses 46.1 and 46.2 and paragraph (a) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

46.4	Replacement of Screen Rate
Subject to clause 46.3 (Other exceptions), if the Screen Rate is not available, any amendment or waiver which relates to providing for another benchmark rate to apply in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.
46.5	Releases
Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:
(a)	any Charged Property from the Transaction Security; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
46.6	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment and, to the extent that such reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
(b)	For the purposes of this clause 46.6, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
46.7	Excluded Commitments
If:
(a)
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made; or

(b)
any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c), (d) and(m)of clause 46.2 (All Lender matters)) or such a vote within 10 Business Days of that request being made,

(unless (in either such case) the Borrower and the Agent agree to a longer time period in relation to any request):
(i)
its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
46.8	Replacement of a Defaulting Lender
(a)
The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which that Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to undertake and does undertake all the obligations or all the relevant obligations of the assigning Lender in accordance with clause 32 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
(i)	in an amount equal to:
(A)	the outstanding principal amount of such Lender’s participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)
the Break Costs which would have been payable to such Lender pursuant to clause 11.5 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.
(b)	Any assignment by a Defaulting Lender pursuant to this clause 46.8 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)	the assignment must take place no later than five Business Days after the notice referred to in paragraph (a) above;
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)
the Defaulting Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b) (v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

46.9	Disenfranchisement of Borrower Affiliates
(a)	For so long as a Borrower Affiliate:
(i)	beneficially owns a Commitment; or
(ii)
has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated in ascertaining:
(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Borrower Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Borrower Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)
Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Borrower Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I of Schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Borrower Affiliate,
such notification to be substantially in the form set out in Part II of Schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).
(d)	Each Borrower Affiliate that is a Lender agrees that:
(i)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)
in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

47.	Confidential Information
47.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 47.2 (Disclosure of Confidential Information), or as required by SEC or NASDAQ regulations, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
47.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and partners;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and partners;

(iii)
appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of clause 34.20 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 32.8 (Security over Lenders’ rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate;
(c)
to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

47.3	Entire agreement
This clause 47 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

47.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
47.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)
of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 47.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 47.
47.6	Continuing obligations
The obligations in this clause 47 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twenty four months from the earlier of:
(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
48.	Confidentiality of Funding Rates
48.1	Confidentiality and disclosure
(a)	The Agent and each Obligor who is a Party agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the Borrower pursuant to clause 9.4 (Notification of rates of interest); and
(ii)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate to:
(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obliger, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.
48.2	Related obligations
(a)
The Agent and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)
of the circumstances of any disclosure made pursuant to clause 48.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 48.
48.3	No Event of Default
No Event of Default will occur under clause 31.3 (Other obligations) by reason only of an Obliger’s failure to comply with this clause 48.
49.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

50.	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each Obliger acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12 - Governing Law and Enforcement
51.	Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
52.	Enforcement
52.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

52.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, any Obligor who is a Party:
(a)
irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties
Borrower
Name:	Astarte International Inc.
Original Jurisdiction	The Republic of the Marshall Islands
Registration number (or equivalent, if any)	89977
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	c/o Central Mare Inc., 1 Vas. Sofias Street & Meg. Alexandrou, 151 24 Maroussi, Greece. Attn: Andreas Louka. Email: legal@centralmare.com. Tel.: +30 210 812 8320
English process agent (if not incorporated in England)	Top Properties (London) Limited, 247 Gray’s Inn Road, London WC1X 8QZ, United Kingdom

Guarantor
Name:	Top Ships Inc.
Original Jurisdiction	The Republic of the Marshall Islands
Registration number (or equivalent, if any)	3571
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	c/o Central Mare Inc., 1 Vas . Sofias Street & Meg. Alexandrou, 151 24 Maroussi, Greece . Attn: Andreas Louka. Email: legal@ centralmare.com. Tel.: +30 210 812 8320
English process agent (if not incorporated in England)	Top Properties (London) Limited, 247 Gray’s Inn Road , London WC1X 8QZ, United Kingdom

The Original Lenders
Name	Amsterdam Trade Bank N.V.
Commitment $	23,500,000
TOTAL $	23,500,000
Total Commitments $	23,500,000
TOTAL $	23,500,000

The Agent
Name	Amsterdam Trade Bank N.V.
Facility Office, address and attention details for notices	Herengracht 469 Amsterdam, 1017 BS The Netherlands Attn: Iraklis Tsirigotis / Vassilis Kolovos Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl

The Security Agent
Name	Amsterdam Trade Bank N.V.
Facility Office, address and attention details for notices	Herengracht 469 Amsterdam, 1017 BS The Netherlands Attn: Iraklis Tsirigotis / Vassilis Kolovos Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl

The Account Bank
Name	Amsterdam Trade Bank N.V.
Facility Office, address and attention details for notices	Herengracht 469 Amsterdam, 1017 BS The Netherlands Attn: Iraklis Tsirigotis / Vassilis Kolovos Email: i.tsirigotis@atbank.nl / v.kolovos@atbank.nl

Schedule 2 Ship information

Builder:	Hyundai Mipo Dockyard Co., Ltd.
Builder’s registered office:	100 Bangeojinsunhwan-Doro, Dung-Gu, Ulsan 44113, Korea
Hull Number:	2648
Scheduled Delivery Date:	31 July 2018
Date and description of Building Contract:	shipbuilding contract dated 20 April 2017 as amended and supplemented by an Amendment No. 1 thereto dated 18 July 2017
Contract Price:	$31,900,000
Flag State:	The Republic of the Marshall Islands
Port of Registry:	Majuro
Charter description:	time charter dated 1 September 2017
Charterer:	Central Ship Chartering Inc.
Classification:
+100A1, Double Hull Oil and Chemical Tanker, Ship Type 2 and Ship Type 3, ESP, CSR, +LMC, UMS, ·1ws, LI, SRM4, ECO(IHM, P), NAV1, IGS, ShipRight (CM, ACS(B)) with descriptive notes COW(LR), ETA, ShipRight (BWMP(S)), SERS, SCM, VECS)

Classification Society:	Lloyds Register of Shipping
Major Casualty Amount:	$500,000

Schedule 3
Conditions precedent
Part 1
Conditions precedent to any Utilisation
1.	Original Obligors’ corporate documents
(a)	A copy of the Constitutional Documents of each Original Ob liger (other than the Charterer) and minutes of any extraordinary shareholders’ meeting(s) amending the Constitutional Documents of CSM.
(b)
A copy of a resolution of the board of directors of each Original Obligor (other than the Charterer) (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(d)	(d) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(e)
A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Charterer), approving the terms of, and the transactions contemplated by, its Relevant Documents.

(f)
A copy of a resolution of the board of directors of each corporate shareholder of each Original Obliger (other than the Charterer) approving the terms of the resolution referred to in paragraph (e) above and in relation to CSM, a copy of a resolution of the shareholders’ meeting of CSM:

(i)	ratifying the terms and conditions of the Finance Documents;
(ii)	ratifying the authorisation given to a specified person or persons to execute the Finance Documents; and
(iii)	authorizing the directors pursuant to article 23 of the Sovereign Ordinance of March 5th, 1895.
(g)
A certificate of the Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor (other than the Charterer) to be exceeded.

(h)	A copy of any power of attorney under which any person is appointed by any Original Obligor (other than the Charterer) to execute any of its Relevant Documents on its behalf.

(i)
A certificate of an authorised signatory of each relevant Original Obliger (other than the Charterer) certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

(i)	A goodstanding certificate from the Marshall Islands competent authority in respect of the Borrower and the Guarantor (not more than 14 days before the proposed Utilisation Date).
2.	legal opinions
The following legal opinion, each addressed to the Agent, the Security A gent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:
(a)
A legal opinion of Norton Rose Fulbright Greece addressed to the Arranger, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement.

(b)
A legal opinion of the legal advisers to, the Arranger, the Security Agent and the Agent in England and also each jurisdiction in which an Obliger is incorporated, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

3.	Other documents and evidence
(a)
Evidence that any process agent referred to in clause 52.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)
The Fee Letter duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

4.	Bank Account
Evidence that any Account required to be established under clause 29 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the Borrower and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.
5.	Charter
(a)	The Charter, duly executed, on such terms (including as to the identity of the Charterer, the charter rates and their tenors) and otherwise approved by the Majority Lenders.
(b)
Such evidence as the Agent may require as to the due incorporation of the Charterer and any other party to the Charter Documents (other than an Obliger), their power and authority to enter into and perform those documents and the authorisation of their entry into them.

6.	“Know your customer” information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” (including anti-money laundering requirements) or similar identification procedures under all laws and regulations applicable to that Finance Party.
7.	Disclosed Persons
Evidence in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) of who are the persons controlling the Guarantor as at the date of this Agreement, including written evidence of their identity .
8.	Charter hire
Notwithstanding paragraph 5(a) of this Part 1, evidence in all respects satisfactory to the Agent (acting on the instructions of the Majority Lenders) that the Charter has a firm tenor of at least 3 calendar years and that the average net daily hire is not less than $14,000.

Part 2
Conditions precedent on Delivery
1.	Corporate documents
(a)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)
A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2.	Security
(a)	The Mortgage, the General Assignment and the Charter Assignment duly executed by the Borrower.
(b)	Any Manager’s Undertaking required at Delivery pursuant to the Finance Documents duly executed by the relevant manager.
(c)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.
3.	Delivery and registration of Ship
Evidence that the Ship:
(a)	is legally and beneficially owned by the Borrower and registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society;
(c)	is insured in the manner required by the Finance Documents; and
(d)	has been delivered, and accepted for service, under the Charter.
4.	Mortgage registration
Evidence that the Mortgage has been registered against the Ship through the relevant Registry under the laws and flag of the relevant Flag State.
5.	Legal opinions
The following further legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)
A legal opinion of Norton Rose Fulbright Greece addressed to the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement in relation to Security Documents.

(b)
A legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or in which the Operating Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

6.	Insurance
In relation to the Ship’s Insurances:
(a)	an opinion from BankServe Insurance Services Ltd. appointed by the Agent on such Insurances;
(b)	evidence that such Insurances have been placed in accordance with clause 26 (Insurance); and
(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.
7.	ISM and ISPS Code
Copies of:
(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;
(b)	the safety management certificate in respect of the Ship issued in accordance with the ISM Code (or evidence that such certificate is to be issued shortly after Delivery);
(c)	the international ship security certificate in respect of the Ship issued under the ISPS Code (or evidence that such certificate is to be issued shortly after Delivery); and
(d)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.
8.	Value of security
Valuations of the Ship obtained (not more than 21 days before the Utilisation Date) in accordance with clause 27 (Minimum security value) evidencing the market value of the Ship for the purposes of the Utilisation.
9.	Construction matters
(a)	Evidence that any Authorisations required from any government entity for the export of the Ship by the Builder have been obtained or that no such Authorisations are required.
(b)
Evidence that the full contract price of the Ship (as adjusted in accordance with its Building Contract) will have been paid upon the Utilisation being made and that the Builder and the Shipyard will not have any lien or other right to detain the ship on its Delivery.

(c)	The original or a copy, certified by a legal advisor of the Borrower to be a true and complete copy, of the builder’s certificate, the bill of sale conveying title to the Ship to the

Borrower, the protocol of delivery and acceptance, the commercial invoice and any other delivery documentation to be delivered under the Building Contract as may be requested by the Agent.
10.	Fees and expenses
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) or any Fee Letter have been paid or will be paid by the Utilisation Date.
11.	Management Agreement
Where a manager of the Ship has been approved in accordance with clause 24.4 (Manager), a copy, certified by an approved person to be a true and complete cop y, of the agreement between the Borrower and the manager relating to the appointment of the manager.
12.	Process Agent
Evidence that any process agent of any Obliger referred to in any provision of any Finance Document to be entered into under this Part 2, if not an Obliger, has accepted its appointment.
13.	Refinancing
Evidence that the Existing Indebtedness has been repaid in full or will be repaid in full forthwith upon Utilisation with the proceeds of the Utilisation and that all Security Interests granted as security thereof have been duly released and/or reassigned to the relevant parties.
14.	Share Security
The Share Security duly executed by the Guarantor together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

Schedule 4
Utilisation Request
From:	Astarte International Inc.

To:	Amsterdam Trade Bank N.V.

Dated:	[•]

Dear Sirs
$23,500,000
Facility Agreement dated[•] (the Facility Agreement)
1.
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	$ [•]

3.	We confirm that each condition specified In clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The purpose of the Loan is [specify purpose complying with clause (a) of the Facility Agreement] and its proceeds should be credited to[•] [specify account]].
5.	This Utilisation Request is irrevocable.
Yours faithfully

______________________
authorised signatory for
ASTARTE INTERNATIONAL INC.

Schedule 5
Form of Transfer Certificate
To:	Amsterdam Trade Bank N.V. as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$23,500,000 Facility Agreement dated [•] (the Facility Agreement)
1.
We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 32.6 (Procedure for assignment) of the Facility Agreement:
(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.

(b)
The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	The proposed Transfer Date is [•].
(e)	The Facility Office and address and attention details for notices of the New Lender for the purposes of clause 42.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 32.5 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.
4.	The New Lender confirms that it [is]/ [is not] a Borrower Affiliate.
5.
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 32.7 (Copy of Transfer Certificate to Borrower), to the Borrower (on behalf of each Obliger) of the assignment referred to in this Agreement.

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
7.	This Agreement and any non-contractual obligations connected with it are governed by English law.
8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender’s interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Rights to be assigned and obligations to be released and undertaken

[insert relevant details]
(Facility Office address and attention details for notices and account details for payments.]
(Existing Lender) (New Lender]
By:	By:
This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as(•].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

Schedule 6
Form of Compliance Certificate
Part A - Borrower
To:	Amsterdam Trade Bank N.V. as Agent

From:	Astarte International Inc. as Borrower

Dated:	[•]

Dear Sirs
$23,500,000
Facility Agreement dated[•] (the Facility Agreement)
1.
I/We refer to the Facility Agreement. This is a Compliance Certificate in respect of the Borrower. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	I/We confirm that:
(a)
Minimum liquidity: the cash balance in the Operating Account was [not] less than the minimum required amount of $[650,000] [300,000] at all times during the [six] [twelve] month period ended on [•], as shown in Appendix A [attach relevant evidence]; and

(b)	Security Value: the Security Value was [equal to] [less than] [more than) the Minimum Value calculated as shown in Appendix B [attach relevant evidence].
3.	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

________________________________
TOP SHIPS INC.
on behalf of
ASTARTE INTERNATIONAL INC.

________________________________
[Auditors of ASTARTE INTERNATIONAL INC.]

[N.B.:  Required only in respect of the audited annual financial statements of Astarte International Inc.

Part B - Guarantor
To:	Amsterdam Trade Bank N.V. as Agent

From:	Top Ships Inc. as Guarantor

Dated:	[•]

Dear Sirs
$23,500,000
Facility Agreement dated [•]  (the Facility Agreement)
1.
I/We refer to the Facility Agreement. This is a Compliance Certificate in respect of the Guarantor. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	I/We confirm that:
(a)
Leverage: the ratio of Total Net Debt to Fleet Market Value in respect of the Group was [•]:1.00, calculated as shown in [Appendix A] versus a maximum required ratio of 0.75:1.00 [attach relevant evidence]: and

(b)
Minimum liquidity: the Group’s Cash and Cash Equivalents were [•] calculated as shown in [Appendix B] versus a minimum required aggregate amount of (i) $750,000 per Fleet Vessel and (ii) $500,000 per Chartered Vessel [attach relevant evidence].

3.	I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

___________________________
TOP SHIPS INC.

___________________________
[Auditors of TOP SHIPS INC.]

[N.B.: Required only in respect of the audited annual financial statements of Top Ships Inc.]

Schedule 7
Forms of Notifiable Debt Purchase Transaction Notice
Form of Notice on Entering into Notifiable Debt Purchase Transaction
To:	Amsterdam Trade Bank N.V. as Agent

From:	[The Lender]

Dated:

$23,500,000
Facility Agreement dated[•] (the Facility Agreement)
1.
We refer to clause 46.9 (Disenfranchisement of Borrower Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment as set out below.
Amount of our Commitment to (insert amount (of that Commitment) to which the which Notifiable Debt Purchase relevant Debt Purchase Transaction applies) Transaction relates:
[Lender]

By:

Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt
Purchase Transaction ceasing to be with Borrower Affiliate
To:	Amsterdam Trade Bank N.V. as Agent

From:	[The Lender]

Dated:
$23,500,000

Facility Agreement dated [•] (the Facility Agreement)
1.
We refer to clause 46.9 (Disenfranchisement of Borrower Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/ [ceased to be with a Borrower Affiliate].*
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment as set out below.
Amount of our Commitment to [insert amount (of that Commitment) to which the which Notifiable Debt Purchase relevant Debt Purchase Transaction applies) Transaction relates:
[Lender]

By:

____________
*     Delete as applicable

Schedule 8
Semi-Annual Vessel Performance Report
From:	Astarte International Inc.

To:	Amsterdam Trade Bank N.V.

For the attention of: Mr. Iraklis Tsirigotis (i.tsirigotis@atbank.nl)

[Day, Month , Year]

Semi-Annual Vessel Performance Report

Vessel Name, IMO Number]

From [            ] to [                    ] [&.Month Period Covered]

Item	Unit	Actual	Comment
1) Average daily gross TCE hire earned	USO
2) Total brokerage commission charged	USO
3) Average daily net TCE hire earned	USO
4) Total on-hire days	No .
5) Total off-hire days	No.
6) Average daily operating expenses	USO
7) Average daily management fee	USO
8) Average daily SG&A expenses	USO
9) Total maintenance expenses*	USO
10) Other expenses	USO

*Maintenance expenses should include any expenditures incurred by the Borrower during the period (annual and semi·annual) for non-routine maintenance and repairs that are not reported under operating expenses or other profit & loss account, rather are eligible for capitalization in accordance with G AAP, including, but not limited to, fixed assets, major improvements and upgrades and shall also include, without limitation, any and all survey and dry-docking expenditures normally capitalized under GAAP .

________________________
For and on behalf of
ASTARTE INTERNATIONAL INC.

SIGNATURES

THE BORROWER

ASTARTE INTERNATIONAL INC.

By: /s/ Nikolas Papastratis
Nikolas Papastratis

THE GUARANTOR

TOP SHIPS INC.

By: /s/ Nikolas Papastratis
Nikolas Papastratis

THE AGENT

AMSTERDAM TRADE BANK N.V.

By: /s/ Christos Maglaras
Christos Maglaras

THE SECURITY AGENT

AMSTERDAM TRADE BANK N.V.

By: /s/ Christos Maglaras
Christos Maglaras

THE LENDERS

AMSTERDAM TRADE BANK N.V.

By: /s/ Christos Maglaras
Christos Maglaras